SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

Federated Department Stores, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202

and
151 West 34th Street, New York, New York 10001

April 15, 2004

To the Stockholders:

      You are cordially invited to attend the 2004 annual meeting of the stockholders of Federated Department Stores, Inc. The annual meeting will be held on Friday, May 21, 2004, at 11:00 a.m., Eastern Daylight Time, at Federated’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The official notice of meeting, proxy statement and form of proxy are enclosed with this letter. The matters listed in the notice of meeting are described in the attached proxy statement.

      The vote of every stockholder is important. Accordingly, we would appreciate it if you would cast your vote promptly by following the instructions on the enclosed proxy card.

      Thank you for your cooperation and support of Federated.

Sincerely,

TERRY J. LUNDGREN
Chairman of the Board, President
and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,

PLEASE CAST YOUR VOTE PROMPTLY
BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

      Federated hereby gives notice that the annual meeting of its stockholders will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 21, 2004, at Federated’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The items on the agenda for the annual meeting are:

1.	To elect four Class I members of Federated’s board of directors;

2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending January 29, 2005;

3.	To act upon a proposal to amend Federated’s 1995 Executive Equity Incentive Plan to increase the number of shares of Federated’s common stock available for issuance under the plan;

4.	To act upon a stockholder proposal, if properly presented at the annual meeting, to take the necessary steps to adopt a system for the annual election of all of Federated’s directors; and

5.	To act upon such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

      Each of these matters is more fully described in the attached proxy statement. Stockholders of record at the close of business on April 2, 2004 are entitled to vote at the annual meeting or any postponements or adjournments thereof.

DENNIS J. BRODERICK
Secretary

April 15, 2004

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
GENERAL
STOCK OWNERSHIP
ITEM 1 -- ELECTION OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ITEM 3 -- AMENDMENT TO 1995 EQUITY PLAN
ITEM 4 -- STOCKHOLDER PROPOSAL SEEKING ANNUAL ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT REVIEW COMMITTEE REPORT
COMPARISON OF TOTAL STOCKHOLDER RETURN
STOCKHOLDER PROPOSALS
OTHER MATTERS
Appendix A
Appendix B
Appendix C
Appendix D

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

PROXY STATEMENT

      The board of directors of Federated (the “Board”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of Federated’s stockholders. The annual meeting will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 21, 2004, at Federated’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The proxies received will be used at the annual meeting and at any postponements or adjournments of the annual meeting for the purposes set forth in the accompanying notice of meeting. This proxy statement, the notice of meeting and accompanying proxy are being mailed to stockholders on or about April 15, 2004.

      Except where the context requires otherwise, the term “Federated” includes Federated and its subsidiaries.

GENERAL

      The record date for the annual meeting is April 2, 2004. The holders of record of shares of common stock of Federated at the close of business on the record date are entitled to vote such shares at the annual meeting. As of the record date, 180,648,100 shares of common stock were outstanding. This number excludes shares held in the treasury of Federated or by subsidiaries of Federated. Each share of common stock, other than treasury shares and shares held by Federated’s subsidiaries, is entitled to one vote on each of the matters listed in the notice of meeting.

      The holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. However, with respect to any matter brought to a vote at the annual meeting, abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. In order to obtain approval of any matter brought to a vote at the annual meeting, the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of common stock represented at the annual meeting and actually voted is required. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on any such matter. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

      The Board has adopted a policy under which all voting materials that identify the votes of specific stockholders will be kept confidential and will not be disclosed to officers, directors or employees of Federated or third parties except as described below. Voting materials may be disclosed in any of the following circumstances:

•	if required by applicable law;

•	to persons engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain stockholder confidentiality as provided in the policy;

•	in those instances in which stockholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to Federated’s management;

•	in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board;

•	in respect of a stockholder proposal that Federated’s Board Organization and Corporate Governance Committee (the “BOCG Committee”), after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of Federated and its stockholders; and

•	in the event that representatives of Federated determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.

      The policy described above will apply to the annual meeting.

      All shares of common stock represented at the annual meeting by proxies properly submitted prior to or at the annual meeting will be voted at the annual meeting in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, such shares will be voted FOR the nominees for director identified below, FOR the ratification of the appointment of Federated’s independent accountants, FOR the proposal to amend the 1995 Executive Equity Incentive Plan, and AGAINST the stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.

      A stockholder may revoke a proxy by submitting to the Secretary of Federated evidence of such revocation or a subsequent proxy authorized by such stockholder or by voting in person at the annual meeting. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

STOCK OWNERSHIP

      Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to Federated to own more than 5% of Federated’s outstanding common stock.

	Name and Address	Number of Shares	Percent of Class

1.	AXA Financial, Inc. (“AXA Financial”)
	1290 Avenue of the Americas New York, NY 10104	13,743,645	7.60%
2.	Barclays Capital Securities, Ltd. Barclays Global Investors Japan Trust and Banking Company Limited Barclays Global Investors, N.A. Barclays Global Fund Advisors Barclays Global Investors, LTD Barclays Life Assurance Company, Limited Barclays Bank PLC (collectively, “Barclays”) 45 Fremont Street San Francisco, CA 94105	25,466,925	14.08%

      1. According to information set forth in a Schedule 13G, dated February 13, 2004 (the “AXA Financial Schedule 13G”), filed with the Securities and Exchange Commission (the “SEC”) by AXA Financial, as of December 31, 2003, AXA Financial’s affiliates were the beneficial owners of 13,743,645 shares of common stock

(approximately 7.6% of the total number of shares of common stock outstanding). According to the AXA Financial Schedule 13G, (a) 12,020,347 of such shares were beneficially owned by Alliance Capital Management L.P. (“Alliance”), a majority owned subsidiary of AXA Financial, (b) 14,200 of such shares were beneficially owned by The Equitable Life Assurance Society of the United States (“Equitable”), a wholly owned subsidiary of AXA Financial, (c) 103,115 of such shares were beneficially owned by AXA Konzern AG (“AXA Konzern”), an affiliate of AXA Financial, and (d) 1,605,983 of such shares were beneficially owned by AXA Rosenberg Investment Management LLC (“AXA Rosenberg”), an affiliate of AXA Financial. According to the AXA Financial Schedule 13G:

•	Alliance has (i) sole power to vote 6,353,266 shares described in clause (a) above, (ii) shared power to vote 1,007,086 of such shares, and (iii) sole power to dispose of 12,020,347 of such shares,

•	Equitable has sole power to vote 4,600 shares described in clause (b) above, and (ii) sole power to dispose of 14,200 of such shares,

•	AXA Konzern has sole power to vote 103,115 shares described in clause (c) above, and (ii) sole power to dispose of 103,115 of such shares, and

•	AXA Rosenberg has (i) sole power to vote 1,249,607 shares described in clause (d) above, and (ii) shared power to dispose of 1,605,983 of such shares.

      2. According to the information set forth in a Schedule 13G, dated February 13, 2004 (the “Barclays Schedule 13G”), filed with the SEC by Barclays, as of December 31, 2003, Barclays was the beneficial owner of 25,466,925 shares of common stock (approximately 14.08% of the total number of shares outstanding). According to the Barclays Schedule 13G, (a) 20,175,121 of such shares (approximately 11.16% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Global Investors, N.A. (“BGI”), (b) 893,676 of such shares (approximately 0.49% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Global Fund Advisors (“BGFA”), (c) 3,576,041 of such shares (approximately 1.98% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Global Investors, LTD (“BGIL”), (d) 150,729 of such shares (approximately 0.08% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Global Investors Japan Trust and Banking Company Limited (“BGIJTBC”), (e) 5,598 of such shares (approximately 0.00% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Capital Securities, Limited (“BCSL”), (f) 9,670 of such shares (approximately 0.01% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Life Assurance Company, Limited (“BLAC”), and (g) 656,090 of such shares (approximately 0.36% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Bank PLC (“BB PLC”). According to the Barclays Schedule 13G:

•	BGI has sole power to vote and the sole power to dispose of 17,316,043 shares described in clause (a) above,

•	BGFA has sole power to vote and the sole power to dispose of 888,817 shares described in clause (b) above,

•	BGIL has (i) sole power to vote 3,565,641 of the shares described in clause (c) above, and (ii) the sole power to dispose of 3,576,041 of such shares,

•	BGIJTBC has sole power to vote and the sole power to dispose of 150,729 shares described in clause (d) above,

•	BCSL has sole power to vote and the sole power to dispose of 5,598 shares described in clause (e) above,

•	BLAC has sole power to vote and the sole power to dispose of 9,670 shares described in clause (f) above, and

•	BB PLC has sole power to vote and the sole power to dispose of 656,090 shares described in clause (g) above.

      Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 2, 2004 by each director of Federated, by each of the Named Executives (as defined below) and by directors and executive officers of Federated as a group. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

	Number of Shares
			Percent of
Name	(1)	(2)	Class

Meyer Feldberg	27,167.00	23,233.00	less than 1%
Earl G. Graves, Sr.	30,417.00	28,340.00	less than 1%
Sara Levinson	22,683.00	21,500.00	less than 1%
Joseph Neubauer	37,498.00	26,040.00	less than 1%
Joseph A. Pichler	21,900.00	18,000.00	less than 1%
Karl M. von der Heyden	34,740.00	26,040.00	less than 1%
Craig E. Weatherup	25,073.00	22,073.00	less than 1%
Marna C. Whittington	29,030.00	24,204.00	less than 1%
James M. Zimmerman	644,280.49	624,419.00	less than 1%
Terry J. Lundgren	879,893.46	731,250.00	less than 1%
Thomas G. Cody	319,531.40	277,750.00	less than 1%
Thomas L. Cole	286,397.41	260,750.00	less than 1%
Janet E. Grove	192,613.80	173,750.00	less than 1%
Susan D. Kronick	266,836.69	243,500.00	less than 1%
Ronald W. Tysoe	705,228.24	588,750.00	less than 1%
All directors and executive officers as a group	3,782,753.71	3,302,774.00	2.1%

(1)	Aggregate number of shares of common stock currently held and which may be acquired within 60 days after April 2, 2004 through the exercise of options granted under the 1992 Executive Equity Incentive Plan, as amended, and the 1995 Executive Equity Incentive Plan, as amended (the “1995 Equity Plan” and, together with the 1992 Executive Equity Incentive Plan, as amended, the “Equity Plans”).

(2)	Number of shares of common stock which may be acquired within 60 days after April 2, 2004 through the exercise of options granted under the Equity Plans.

      Securities Authorized for Issuance Under Equity Compensation Plans. The following table presents certain aggregate information, as of January 31, 2004, with respect to (i) the Equity Plans (on the line captioned “Equity compensation plans approved by security holders”) and (ii) outstanding options that were granted to certain executives of Broadway Stores, Inc., formerly Carter Hawley Hale Stores, Inc. (“Broadway”) or assumed by

Federated, in connection with Federated’s acquisition of Broadway in 1995 (on the line captioned “Equity compensation plans not approved by security holders”).

Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued	exercise price of	future issuance under
	upon exercise of	outstanding	equity compensation plans
Plan Category	outstanding options,	options, warrants	(excluding securities
	warrants and rights	and rights ($)	reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	24,743,090	38.58	3,005,958
Equity compensation plans not approved by security holders	31,870	39.33	0

      The foregoing table does not reflect shares of restricted stock previously issued or remaining available for issuance under the 1995 Equity Plan. As of January 31, 2004, there were 314,953 shares of restricted stock outstanding that remained subject to possible forfeiture and 55,291 shares of common stock available for future issuance as restricted stock under the 1995 Equity Plan.

      The foregoing table does not reflect (i) stock credits issued as long-term incentive awards under the 1992 Incentive Bonus Plan (as amended, the “1992 Bonus Plan”), which has been approved by Federated’s stockholders, or (ii) stock credits issued under Federated’s Executive Deferred Compensation Plan, the compensation program for directors who are not employees of Federated (the “Non-Management Directors”), and the Non-Management Directors’ deferred compensation plan, which have not been approved by Federated’s stockholders. Pursuant to amendments to the 1992 Bonus Plan, long-term incentive bonuses formerly payable in cash are now payable in the form of stock credits. Pursuant to the Executive Deferred Compensation Plan, eligible executives may elect to receive a portion of their cash compensation in the form of stock credits. Pursuant to the Non-Management Directors’ compensation program, Federated directors are required to receive 50% of their annual fees in the form of stock credits. In addition, pursuant to the Non-Management Directors’ deferred compensation plan, directors may elect to receive all or a portion of their remaining compensation in the form of stock credits.

      Under the plans described in the immediately preceding paragraph, entitlements due to participants are expressed as dollar amounts and then converted to stock credits in amounts (i) equal to the number of shares of common stock that could be purchased by the applicable Plan at current market prices with the cash contributed to the plan that otherwise would have been payable to the participant (in the case of the Executive Deferred Compensation Plan, the Non-Management Directors’ compensation program and the Non-Management Directors’ deferred compensation plan) or (ii) equal to the number of shares of common stock that could be purchased at current market prices as of specified dates with 120% of the applicable bonus amount (in the case of the 1992 Incentive Bonus Plan). In general, each stock credit entitles the holder to receive one share of common stock three years after the issuance of the stock credit, or, in the case of the Executive Deferred Compensation Plan and the Non-Management Directors’ deferred compensation plan, upon the termination of the holder’s employment or service with Federated, together with amounts equal to any dividends paid on one share of common stock. No specific number of shares are authorized for issuance under the deferred compensation plans or the 1992 Bonus Plan.

ITEM 1 — ELECTION OF DIRECTORS

      Federated’s Certificate of Incorporation (the “Certificate of Incorporation”) and By-Laws (the “By-Laws”) provide that the directors of Federated are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.

      In accordance with the recommendation of its BOCG Committee, the Board has nominated Sara Levinson, Joseph Neubauer, Joseph A. Pichler and Karl M. von der Heyden, each of whom is currently a member of the Board, for election as Class I Directors. If elected, such nominees will serve for a three-year term to expire at Federated’s annual meeting of stockholders in 2007 or until their successors are duly elected and qualified. Information regarding the foregoing nominees, as well as the other persons who are expected to serve on the Board following the annual meeting, is set forth below.

      The Board has no reason to believe that any of the nominees will not serve if elected. However, if any nominee should subsequently become unavailable to serve as a director, the Board may designate a substitute nominee and the persons named as proxies may, in their discretion, vote for such substitute nominee designated by the Board. Alternatively, the Board may reduce the number of directors to be elected at the annual meeting.

      The Board recommends that stockholders vote FOR the election of the nominees. Proxies solicited by the Board will be so voted except where authority has been withheld.

      Nominees for Election as Class I Directors-–Term Expires at the 2007 annual meeting

SARA LEVINSON

      Ms. Levinson, age 53, has been President, Women’s Group Rodale, Inc. since October 2002 and has been Non-Executive Chairman of Club Mom since May 2000. Prior to that she was President of NFL Properties, Inc. since September 1994. Ms. Levinson is also a member of the board of directors of Harley Davidson, Inc. Ms. Levinson is a member of the Audit Review and Public Policy Committees of the Board. Ms. Levinson has been a director since May 1997.

JOSEPH NEUBAUER

      Mr. Neubauer, age 63, has been Executive Chairman of ARAMARK Corporation since January 2004. Prior to that, he was Chief Executive Officer of ARAMARK Corporation from 1983 until December 2003 and Chairman from 1984 until December 2003. He is also a member of the boards of directors of ARAMARK Corporation, Verizon Communications, Inc., Wachovia Corporation and CIGNA Corporation. Mr. Neubauer is a member of the Audit Review, Compensation and Finance Committees of the Board. Mr. Neubauer has been a director since 1992.

JOSEPH A. PICHLER

      Mr. Pichler, age 64, has been Chairman of The Kroger Co. since June 1990 and was Chief Executive Officer of The Kroger Co. from June 1990 until June 2003. He is also a member of the boards of directors of The Kroger Co. and Milacron, Inc. Mr. Pichler is a member of the BOCG and Compensation Committees and the Section 162(m) Subcommittee of the Board. Mr. Pichler has been a director since December 1997.

KARL M. VON DER HEYDEN

      Mr. von der Heyden, age 67, was Vice Chairman of the Board of Directors of PepsiCo, Inc. from September 1996 to January 2001 and was also Chief Financial Officer of PepsiCo, Inc. from September 1996 until March 1998. He is also a member of the boards of directors of AstraZeneca PLC, Exult, Inc. and ARAMARK Corp. Mr. von der Heyden is a member of the Audit Review, Finance and Public Policy Committees of the Board. Mr. von der Heyden has been a director since 1992.

Class II Directors — Term Expires at the 2005 annual meeting

MEYER FELDBERG

      Professor Feldberg, age 62, has been Dean of the Columbia Business School at Columbia University since 1989. He is also a member of the boards of directors of Revlon, Inc., Primedia, Inc., UBS Funds, SAPPI Limited and Select Medical Corporation. Professor Feldberg is a member of the BOCG and Compensation Committees and the Section 162(m) Subcommittee of the Board. Professor Feldberg has been a director since 1992.

TERRY J. LUNDGREN

      Mr. Lundgren, age 52, has been Chairman of Federated since January 15, 2004 and President and Chief Executive Officer of Federated since February 26, 2003. Prior thereto he served as the President/ Chief Operating Officer and Chief Merchandising Officer of Federated since April 15, 2002. From May 1997 until April 15, 2002, he was President and Chief Merchandising Officer of Federated. Mr. Lundgren has been a director since May 1997.

RONALD W. TYSOE

      Mr. Tysoe, age 51, has been Vice Chair, Finance and Real Estate of Federated since April 1990. From April 1990 until October 1997, Mr. Tysoe also served as the Chief Financial Officer of Federated. Mr. Tysoe is also a member of the boards of directors of E.W. Scripps Company and Canadian Imperial Bank of Commerce. Mr. Tysoe has been a director since 1988.

MARNA C. WHITTINGTON

      Dr. Whittington, age 56, has been President of Nicholas Applegate Capital Management since 2001 and Chief Operating Officer of Allianz Dresdner Asset Management, the parent of Nicholas Applegate Capital Management, since 2002. From 1996 until 2001 she was Chief Operating Officer of Morgan Stanley Dean Witter Investment Management. Dr. Whittington is also a member of the board of directors of Rohm & Haas Company. Dr. Whittington is a member of the Audit Review and Finance Committees of the Board. Dr. Whittington has been a director since 1993.

Class III Directors — Term Expires at the 2006 annual meeting

EARL G. GRAVES, SR.

      Mr. Graves, age 69, has been Chairman and Chief Executive Officer of Earl G. Graves, Ltd., a multi-faceted communications company, since 1970, and is the Publisher and Chief Executive Officer of “Black Enterprise” magazine, which he founded. From 1990 until 1998, Mr. Graves was Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Since 1998, Mr. Graves has been Chairman of the Pepsi-Cola Ethnic Advisory Board. Mr. Graves is also a member of the boards of directors of

Aetna Inc., AMR Corporation, DaimlerChrysler Corporation and Rohm & Haas Company. He is a member of the BOCG and Public Policy Committees of the Board. Mr. Graves has been a director since 1994.

CRAIG E. WEATHERUP

      Mr. Weatherup, age 58, was Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc. from November 1998 until January 2003. From July 1996 until October 1998, he was the Chairman and Chief Executive Officer of The Pepsi-Cola Company. Mr. Weatherup is also a member of the board of directors of The Pepsi Bottling Group, Inc. and Starbucks Corporation. He is a member of the BOCG, Compensation and Public Policy Committees of the Board. Mr. Weatherup has been a director since August 1996.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance at Meetings

      The Board held nine meetings during the fiscal year ended January 31, 2004 (“fiscal 2003”). During fiscal 2003, except for Mr. Weatherup, no director attended fewer than 75%, in the aggregate, of the total number of meetings of the Board and Board Committees on which such director served.

Director Attendance at Annual Meetings

      As a matter of policy, Federated expects its directors to make reasonable efforts to attend Federated’s annual meetings of stockholders. All of Federated’s directors attended its most recent annual meeting of stockholders.

Communications with the Board

      Interested parties may communicate with the full Board, the Audit Review Committee, the Non-Management Directors or any individual director through Federated’s Internet website at www.fds.com/corporategovernance. Such communications should indicate to whom they are addressed. Any comments received that relate to accounting, internal accounting controls or auditing matters will be referred to members of the Audit Review Committee unless the communication is otherwise addressed. Parties may communicate anonymously and/or confidentially if they desire. All communications received will be collected by the Office of the General Counsel of Federated and forwarded to the appropriate director or directors.

Director Independence

      Federated’s Corporate Governance Guidelines require that a majority of the Board consist of directors who the Board has determined do not have any material relationship with Federated and are independent. The Board has adopted standards for independence (the “Standards for Director Independence”), a copy of which is attached hereto as Appendix A, to assist the Board in determining if a director is independent.

      The Board has determined that, except for Messrs. Lundgren and Tysoe who are members of the Board and also senior executives of Federated, the remaining members of the Board who are Non-Management Directors qualify as independent. Each of the directors who were determined to be independent by the Board satisfied the Standards for Director Independence.

Non-Management Directors’ Meetings

      The Non-Management Directors of the Board meet in executive session without management either before or after all regularly scheduled Board meetings. The chairpersons of the Board Committees preside at such sessions by rotation.

Committees of the Board

      The following standing committees of the Board were in existence throughout 2003: the Finance Committee, the Public Policy Committee, the Audit Review Committee, the BOCG Committee, the Compensation Committee and the Section 162(m) Subcommittee.

      Finance Committee. The Finance Committee is presently composed of Dr. Whittington and Messrs. Neubauer and von der Heyden. This Committee reviews with the appropriate officers of Federated:

•	the financial considerations relating to acquisitions and dispositions of businesses and operations and approves all such transactions involving projected costs or income above $15 million and below $25 million, and reports to the Board on all such transactions involving projected costs or income of $25 million and above;

•	and reports to the Board on potential transactions affecting Federated’s capital structure, such as financings, refinancings and the issuance, redemption or repurchase of Federated’s debt or equity securities;

•	and reports to the Board on potential changes in the financial policy or structure of Federated which could have a material financial impact on Federated; and

•	capital projects and other financial commitments and approves such projects and commitments above $15 million and below $25 million, and reports to the Board on all such projects and commitments of $25 million and above.

      The Finance Committee met five times during fiscal 2003.

      Public Policy Committee. The Public Policy Committee is presently composed of Ms. Levinson and Messrs. Graves, von der Heyden and Weatherup. This Committee establishes, when necessary or appropriate, policies involving Federated’s role as a corporate citizen, reviews; evaluates and monitors the policies, programs and practices in public policy areas; maintains an awareness of public affairs developments and trends, and reviews and makes recommendations to the Board on stockholder proposals relating to various matters. The Public Policy Committee met three times during fiscal 2003.

      Audit Review Committee. In March 2004, the Board adopted a revised charter for the Audit Review Committee, which is disclosed on Federated’s website at www.fds.com/corporategovernance, and attached hereto as Appendix B. The Audit Review Committee is presently composed of Ms. Levinson, Dr. Whittington and Messrs. Neubauer and von der Heyden. As required by the Audit Review Committee Charter, the Board has determined that all members of the Audit Review Committee are independent and that Dr. Whittington and other members of the Audit Review Committee qualify as “financial experts.” In addition, the Board has determined that the service of Mr. von der Heyden simultaneously on the audit committees of three other public companies does not impair his ability to serve effectively on Federated’s Audit Review Committee. The Audit Review Committee reviews the professional services provided by Federated’s independent accountants and the independence of such firm. This Committee also reviews the scope of the audit by Federated’s independent accountants, whether the provision of non-audit services by Federated’s independent accountants is compatible with the maintenance of their independence, the annual financial statements of Federated, Federated’s systems of internal accounting controls, material legal developments relating to, and legal compliance policies and procedures of, Federated and such other matters with respect to the legal, accounting, auditing and financial reporting practices and procedures of Federated as it may find appropriate or as may be brought to its attention, and meets from time to time with members of Federated’s internal audit staff. See “Audit Review Committee Report” for further information regarding the Audit Review Committee’s review. The Audit Review Committee met six times during fiscal 2003.

           Board Organization and Corporate Governance Committee. In March 2004, the Board adopted a revised charter for the BOCG Committee, which is disclosed on Federated’s website at www.fds.com/corporategovernance. The BOCG Committee is presently composed of Messrs. Feldberg, Graves, Pichler and Weatherup. As required by the BOCG Committee Charter, all members of the BOCG Committee are independent under the Standards for Director Independence. The BOCG Committee is responsible for identifying and screening candidates for future Board membership and for proposing such candidates to the Board to fill vacancies as they occur and for election by the stockholders at annual meetings. Among other means of identifying potential candidates, under the BOCG Committee Charter, the BOCG Committee is authorized to employ third-party search firms. The criteria considered by the BOCG Committee in evaluating potential candidates include the following:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Knowledge of the communities in which Federated does business and Federated’s industry or other industries relevant to Federated’s business;

•	Relevant experience and background that would be of a benefit to Federated;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Federated; and

•	Diversity of viewpoints, background, experience and other demographics.

      The BOCG Committee also takes into consideration whether particular individuals satisfy the independence criteria set forth in the NYSE listing standards together with any special criteria applicable to service on various standing committees of the Board. The full Board (a) considers candidates recommended to it by the BOCG Committee, (b) considers the optimum size of the Board, (c) determines the manner in which any vacancies on the Board are addressed, and (d) determines the composition of all Board committees. The BOCG Committee also oversees the evaluation of the Board and undertakes such other tasks as the Board may from time to time delegate or assign. The BOCG Committee met six times during fiscal 2003.

      The BOCG Committee will consider nominees for directors recommended by stockholders of Federated and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the BOCG Committee. Stockholders wishing to make such recommendations should write to the Board Organization and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information. See “Director Nomination Procedures” for a discussion of nomination procedures under the By-Laws.

      Compensation Committee. In March 2004, the Board adopted a revised charter for the Compensation Committee, which is disclosed on Federated’s website at www.fds.com/corporategovernance. The Compensation

Committee is presently composed of Messrs. Feldberg, Neubauer, Pichler and Weatherup. As required by the Compensation Committee Charter, all members of the Compensation Committee are independent. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of Federated and approves the salaries and other benefits of the chief executive officer and the other executive officers of Federated. In addition, this Committee advises and consults with Federated’s management regarding pension and other benefit plans and compensation policies and practices of Federated. The Compensation Committee met five times during fiscal 2003.

      Section 162(m) Subcommittee. The Board has established a subcommittee of the Compensation Committee, presently composed of Messrs. Feldberg and Pichler (the “Section 162(m) Subcommittee”). The Section 162(m) Subcommittee is required to be composed solely of two or more members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations of the Internal Revenue Service relating thereto (collectively, “Section 162(m)”). The Section 162(m) Subcommittee is authorized to take all required actions under the Equity Plans and the 1992 Bonus Plan, and such other compensation plans, agreements or arrangements of Federated as may be specified by the Board from time to time, in each case with respect to such action as may be necessary under Section 162(m) in order to cause any compensation that is paid thereunder to a person who is, or is specified by the Compensation Committee as being reasonably likely to become, a “covered employee” within the meaning of Section 162(m) to qualify as “performance based” within the meaning of Section 162(m). The Section 162(m) Subcommittee met twice during fiscal 2003.

Director Nomination Procedures

      The By-Laws provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting of stockholders. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder’s nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of Federated’s stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of Federated if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders. See “Stockholders Proposals — Proposals for 2005 Annual Meeting.”

Corporate Governance Guidelines and Code of Business Conduct and Ethics

           The Board has approved the adoption by Federated of Corporate Governance Guidelines and a Code of Business Conduct and Ethics, each of which is disclosed on Federated’s website at www.fds.com/corporategovernance.

Director Compensation

      Non-Management Directors receive an annual base retainer fee in the amount of $40,000, and a fee of $2,000 for each Board or Board Committee meeting attended and for each review session with one or more members of management. In addition, each Non-Management Director who chairs a Board Committee receives an annual fee of $10,000. Since January 1, 1999, the annual base retainer fee (including the fee payable to a committee chair) and the meeting fee payable to Non-Management Directors is being paid 50% (or such greater percentage, in ten percent increments, any individual director may have elected) in credits representing the right to receive shares of common stock, with the balance being paid in cash. Such stock credits will be settled in shares of common stock three years following the issuance of such stock credits (or at such later time as any individual director’s service on the Board ends, if such individual director has elected to defer compensation under the directors’ deferred compensation plan).

      Subject to the holding period described above for stock credits covering a portion of retainer and meeting fees, any Non-Management Director may defer all or a portion of those fees either as stock credits or cash credits under the directors’ deferred compensation plan until such director’s service on the Board ends.

      In connection with the termination of the retirement plan for Non-Management Directors described below, the 1995 Equity Plan was amended to make each Non-Management Director eligible to receive annual grants of options to purchase up to 3,500 shares of common stock. The 1995 Equity Plan was further amended to make each Non-Management Director eligible to receive, commencing with fiscal year 2001, annual grants of options to purchase up to 5,000 shares of common stock. Each Non-Management Director was granted an option to purchase 5,000 shares of common stock in respect of his or her service as such during fiscal 2003. Directors who are also full-time employees of Federated receive no additional compensation for service as directors.

      Federated’s retirement plan for Non-Management Directors was terminated on a prospective basis effective May 16, 1997 (the “Plan Termination Date”). As a result of such termination, persons who first become Non-Management Director after the Plan Termination Date will not be entitled to receive any payment thereunder. Persons who were Non-Management Directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of the amount of the annual base retainer fee earned immediately prior to retirement and the years of Board service prior to the Plan Termination Date), and the vesting requirements described below, persons who retire from service as Non-Management Directors after the Plan Termination Date will be entitled to receive an annual payment equal to the amount of the annual base retainer fee earned immediately prior to retirement, payable in monthly installments, commencing at age 60 (if such person’s termination of Board service occurred prior to reaching age 60) and continuing for the lesser of such person’s remaining life or a number of years equal to such person’s years of Board service prior to the Plan Termination Date. Full vesting will occur for Non-Management Directors who reach age 60 while serving on the Board, irrespective of such person’s years of Board service. Vesting will occur as follows for Non-Management Directors whose Board service terminates before the director reaches age 60: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Board service following the Plan Termination Date will be given effect for purposes of the foregoing vesting requirements. There are no survivor benefits under the terms of the retirement plan.

      Non-Management Directors also receive executive discounts on merchandise purchased.

Certain Relationships and Related Transactions

      Dr. Whittington, a director of Federated, is Chief Operating Officer of Allianz Dresdner Asset Management, which through its insurance affiliate, Allianz Insurance Company, provided Federated during fiscal year 2003 portions of Federated’s excess casualty insurance coverage at an aggregate premium cost of $390,000.

Compliance with Section 16(a) of the Securities Exchange of 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Federated’s directors and executive officers, and certain persons who own more than 10% of the common stock outstanding, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Federated with copies of all Section 16(a) reports they file. See “Stock Ownership — Certain Beneficial Owners.”

      To Federated’s knowledge, based solely on a review of the copies of reports furnished to Federated and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of common stock during fiscal 2003, the directors and executive officers and all beneficial owners of more than 10% of the common stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of common stock during fiscal 2003.

ITEM 2 — APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG LLP independent public accountants, to audit the books, records and accounts of Federated for the fiscal year ending January 29, 2005. The Board’s appointment is subject to ratification by Federated’s stockholders. KPMG LLP and its predecessors have served as independent accountants for Federated since 1988, and are considered well qualified. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Fees Paid to Independent Accountants

      The table below summarizes the fees paid to KPMG LLP during fiscal 2003 and fiscal year 2002:

		Audit		All
Year	Audit($)	Related($)	Tax($)	Other($)	Total($)

2003	2,325,650	787,400	162,000	69,000	3,344,050
2002	2,381,816	1,424,800	120,650	190,539	4,117,805

      Audit fees represent fees for professional services rendered for the audit of Federated’s annual financial statements and the reviews of the interim financial statements included in Federated’s Forms 10-Q.

      Audit related fees represent professional services principally related to the audits of financial statements of employee benefit plans, audits of financial statements of certain subsidiaries and certain subsidiaries that were sold and certain agreed upon procedures reports.

      Tax fees represent professional services related to tax compliance and consulting services.

      All other fees represent professional services other than those covered above. Included in this are fees related to consulting services specifically on two projects in 2002 and one project in 2003.

      The Audit Review Committee has adopted policies and procedures for the pre-approval of all permitted non-audit services provided by Federated’s independent accountants. A description of such policies and procedures is attached as Appendix C to this Proxy Statement and incorporated herein by reference.

      The Board recommends that the stockholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

ITEM 3 — AMENDMENT TO 1995 EQUITY PLAN

      One of the key elements of Federated’s strategic plan is the practice of linking the compensation of key employees to the achievement of specific performance levels. The 1995 Equity Plan is intended to provide an equity interest in Federated to key management personnel and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the business of Federated and its subsidiaries. The 1995 Equity Plan is also intended to aid in attracting persons of outstanding ability to enter and remain in the employ of Federated and its subsidiaries.

      To further the objectives of the 1995 Equity Plan, the Board has accepted the Compensation Committee’s recommendation that the 1995 Equity Plan be amended, subject to approval by Federated’s stockholders, to increase by 5.0 million shares the total number of shares of common stock available for issuance thereunder (without increasing the number of shares available for issuance thereunder as restricted stock). If the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting vote for the approval of the proposed amendment to the 1995 Equity Plan, such amendment will immediately become effective. If such approval by Federated’s stockholders is not obtained at the annual meeting, the proposed amendment to the 1995 Equity Plan will not become effective, and the 1995 Equity Plan as it presently exists will continue in effect. Neither the effectiveness of the proposed amendment to the 1995 Equity Plan nor the failure of such amendment to become effective will have any effect on the awards outstanding under the 1995 Equity Plan at the time of the annual meeting.

      The 1995 Equity Plan is administered by the Compensation Committee, no voting member of which may be an employee of Federated or its subsidiaries and, to the extent described in “Further Information Concerning the Board of Directors — Committees of the Board — Section 162(m) Subcommittee,” by the Section 162(m) Subcommittee. Pursuant to the 1995 Equity Plan, the Compensation Committee is authorized to grant stock options (“Options”), stock appreciation rights (“SARs”), and shares of restricted stock (“Restricted Stock” and, collectively with Options and SARs, “Awards”) to officers and key employees of Federated and its subsidiaries (approximately 1,170 persons in the aggregate at the date of this Proxy Statement). The 1995 Equity Plan also provides for annual grants of Options to purchase up to 5,000 shares of common stock to each Non-Management Director (eight persons in the aggregate at the date of this Proxy Statement). The 1995 Equity Plan provides that Awards generally may be transferred only upon death or pursuant to qualified domestic relations orders, except that certain participants may transfer Awards to members of their immediate family (as defined in the Rule 16a-1(e) under the Exchange Act). Particular Awards may be subject to additional restrictions on transfer.

      As of April 2, 2004, 1,151,490 shares which were not the subject of outstanding Awards remained available for issuance as or pursuant to Awards under the 1995 Equity Plan (of which 54,291 shares were available for issuance as Restricted Stock). Upon the effectiveness of the proposed amendment, the total number of shares available for issuance as or pursuant to Awards under the 1995 Equity Plan will be equal to the sum of (a) the number of shares remaining available for issuance as or pursuant to Awards under the 1995 Equity Plan immediately prior to the effectiveness of such amendment and (b) 5 million. Of such total number of shares, the number of shares that will be available for issuance under the 1995 Equity Plan as Restricted Stock will be 54,291 (subject to reduction on a share-for-share basis on account of any shares of Restricted Stock issued after April 2, 2004).

      Options granted under the 1995 Equity Plan may be incentive stock options (“ISOs”), nonqualified stock options, or combinations of the foregoing. The 1995 Equity Plan specifies a maximum ten year term for Options granted thereunder. A grant of Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of common stock to which such exercise relates. The exercise price (the “Exercise Price”) of Options may not be less than (a) the closing sale price per share of the common stock as reported in the NYSE Composite Tape (or any other consolidated transactions reporting system which subsequently may replace such Composite Tape) for the trading day immediately preceding the date determined as the grant date in accordance with the authorization of the Board (and, in the case of nonqualified Options awarded to non employee directors of Federated as described below, the trading day immediately preceding the date of the Award), or if there are no reported sales on such date, on the next preceding day on which there were sales; (b) the average (whether weighted or not) or mean price, determined by reference to the closing sales prices, average between the high and low sales prices, or any other standard for determining price adopted by the Board, per share of the common stock as reported in the NYSE Composite Transactions Report as of the date or for the period determined in accordance with the authorization of the Board; or (c) in the event that the common stock is not listed for trading on the NYSE as of a relevant date of grant, an amount determined in accordance with standards adopted by the Board. In general, among other requirements, in order to permit Federated to exclude any amount reportable as taxable income for federal income tax purposes as a result of the exercise of such Options and SARs in computing compensation that is subject to the $1.0 million deductibility limit imposed by Section 162(m) (discussed below), Options and SARs granted to executives who are or who could be subject to the $1.0 million limitation will be granted with an Exercise Price of not less than the market value per share on the date of grant.

      Each grant of Options will specify whether the Exercise Price is payable in cash, by the actual or constructive transfer to Federated of nonforfeitable, unrestricted shares of common stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total Exercise Price, by any other legal consideration authorized by the Compensation Committee, or by a combination of such methods of payment. The 1995 Equity Plan does not require that a participant hold shares received upon the exercise of an Option for a specified period and permits immediate sequential exercises of Options with the Exercise Price therefore being paid in shares of common stock, including shares acquired as a result of prior exercises of Options. Under the 1995 Equity Plan, the Board may not, without further approval of the stockholders of Federated, authorize the amendment of any outstanding option right to reduce the option price, or cancel and replace any such outstanding option right with awards having a lower option price.

      SARs may be granted under the 1995 Equity Plan in tandem with the Options. Upon exercise, a holder of a SAR would receive, in the discretion of the Compensation Committee, cash, shares of the common stock, or a combination thereof having an aggregate value equal to all or some portion of the excess of the market value of the shares of common stock in respect of which the SAR is exercised, determined in the manner specified in the

1995 Equity Plan as of the date of such exercise, over the aggregate Exercise Price of the related Option. The Option to which the SAR is related would be canceled to the extent of the exercise of the SAR. The 1995 Equity Plan specifies a maximum ten year term for SARs granted thereunder and further specifies that the SAR price per share may not be less than the market value thereof as of the grant date. Under the 1995 Equity Plan, the market value of SARs is determined in the same manner as the Exercise Price of Options discussed above.

      Restricted Stock involves the immediate transfer by Federated to a participant of ownership of a specified number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend, and other ownership rights in such shares provided, however, that at least a portion of the Restricted Shares covered by such issuance or transfer is subject to a “substantial risk of forfeiture” within the meaning of section 83 of the Internal Revenue Code for a period of (i) at least one year following the Date of Grant in the case of a performance-based grant of Restricted Shares, and (ii) at least three years following the Date of Grant in the case of any grant of Restricted Shares that is not performance-based.

      Options granted under the 1995 Equity Plan may be Options that are intended to qualify as ISOs, or nonqualified stock options that are not intended to so qualify. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the Options if the optioned shares are not subject to any substantial risk of forfeiture (as defined in section 83 of the Internal Revenue Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the Exercise Price. If the Exercise Price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of common stock previously owned by the optionee, no gain or loss will be recognized to the extent that the shares of common stock received are equal in fair market value to the shares of common stock surrendered. An optionee’s tax basis in shares acquired upon the payment of the exercise price of nonqualified stock options in cash is equal to the Exercise Price plus any amount treated as ordinary income.

      ISOs normally will not result in any taxable income to the optionee at the time of grant. If certain requirements are met, the excess of the fair market value of the optioned shares (“the ISO Shares”) over the Exercise Price will not be subject to regular income tax upon the exercise of the Option and will be characterized as a capital gain rather than as ordinary income upon the sale of the ISO Shares. However, the excess of the fair market value of ISO Shares over the Exercise Price is a tax preference item that is potentially subject to the alternative minimum tax. To the extent that the aggregate fair market value of common stock with respect to which ISOs are exercisable for the first time by an employee during any calendar year exceeds $100,000, such excess ISOs will be treated as Options which are not ISOs. No deduction is available to the employer of an optionee upon the optionee’s exercise of an ISO nor upon the sale or exchange of ISO Shares if the holding period requirements for ISO Shares and the statutory employment requirement are satisfied by the holder of the ISO Shares.

      In general, the grant of an SAR will not produce taxable income to the recipient. However, upon exercise of an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received will be taxable as ordinary income to the recipient.

      For federal income tax purposes, no taxable income will be recognized by a participant who receives a Restricted Stock Award pursuant to the 1995 Equity Plan in the year such Award is made to the participant. If the participant makes an election under section 83(b) of the Internal Revenue Code to have such stock taxed to him (a “Section 83(b) Election”), however, he will recognize as ordinary income for such year an amount equal to the excess of the fair market value of the shares of common stock (determined without regard to any lapse restrictions imposed thereon) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election, no tax deduction will subsequently be allowed to the participant for any amount previously included in income by reason of such election with respect to any common stock later forfeited under the terms of the 1995 Equity Plan. Absent a Section 83(b) Election, a participant will recognize ordinary income for federal income tax purposes in the year or years in which restrictions terminate, in an amount equal to the excess, if any, of the fair market value of such shares of common stock on the date the restrictions expire or are removed over any amount paid by the participant therefor. Assuming no Section 83(b) Election has been made, any dividends received with respect to common stock subject to restrictions will be treated as additional compensation income and not as dividend income.

      To the extent that a recipient of an Award recognizes ordinary income in the circumstances described above, Federated would be entitled to a corresponding deduction, provided in general that (a) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness; (b) the deduction is not disallowed pursuant to Section 162(m), as described below; and (c) certain statutory provisions relating to so-called “excess parachute payments” do not apply. Awards granted under the 1995 Equity Plan are subject to acceleration in the event of a change-in-control of Federated and, therefore, it is possible that these change-in-control features may affect whether amounts realized upon the receipt or exercise of Awards will be deductible by Federated under the “excess parachute payments” provisions of the Internal Revenue Code.

      Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer and the four most highly compensated executive officers in addition to the chief executive officer employed by the company at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of options, one requirement is that the plan under which the options are granted state a maximum number of shares with respect to which options may be granted to any one participant during a specified period. Accordingly, the 1995 Equity Plan restricts Awards so that no participant may be granted Options to purchase more than 1,000,000 shares in any period of three fiscal years of Federated, subject to adjustment by the Compensation Committee in certain circumstances to prevent dilution or enlargement of the participant’s rights. A second requirement is that the 1995 Equity Plan be approved by stockholders. This requirement has been satisfied with respect to the 1995 Equity Plan as presently in effect.

      The foregoing discussion of the material provisions of the 1995 Equity Plan, as proposed to be amended, does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix D to this Proxy Statement and incorporated herein by reference. As proposed to be amended, the 1995 Equity Plan would be subject to further amendment from time to time by the Board, except that no amendment to increase the maximum numbers of shares of common stock or shares of Restricted Stock issuable pursuant to the 1995 Equity Plan or the maximum number of shares of common stock that may be subject to Option Rights or Appreciation Rights granted to any participant in any period of three fiscal years of Federated could be effected without the further approval of the holders of a majority of the shares of common stock actually voting thereon at a meeting of Federated’s stockholders.

      The following table sets forth certain information regarding the Awards granted under the 1995 Equity Plan in fiscal 2003 and fiscal 2004 (through April 2, 2004). No determination has been made with respect to any specific Award that may be granted under the 1995 Equity Plan after April 2, 2004. On April 2, 2004, the closing price of the common stock was $53.95.

1995 EXECUTIVE EQUITY INCENTIVE PLAN

				Stock Options

				Potential Realizable Value of
				Assumed Annual Rates of
				Stock Price Appreciation for
				Option Term		Restricted Stock
Name and
Principal Position		Shares(#)		5%($)	10%($)	Shares(#)		Value($)

J. Zimmerman	2004	0		0	0	0		0
Chairman through	2003	0		0	0	0		0
January 14, 2004
T. Lundgren	2004	137,500	(1)	4,324,515	10,959,171	0		0
Chairman and President/	2003	250,000	(2)	4,021,781	10,191,983	50,000	(3)	1,241,000
Chief Executive Officer
from January 15, 2004
T. Cody	2004	32,500	(1)	1,022,158	2,590,349	0		0
Vice Chair	2003	65,000	(5)	1,167,889	2,959,659	0		0
T. Cole	2004	32,500	(1)	1,022,158	2,590,349	0		0
Vice Chair	2003	65,000	(5)	1,167,889	2,959,659	0		0
J. Grove	2004	32,500	(1)	1,022,158	2,590,349	1,000	(4)	50,500
Vice Chair	2003	65,000	(5)	1,167,889	2,959,659	0		0
S. Kronick	2004	32,500	(1)	1,022,158	2,590,349	0		0
Vice Chair	2003	65,000	(5)	1,167,889	2,959,659	0		0
R. Tysoe	2004	32,500	(1)	1,022,158	2,590,349	0		0
Vice Chair	2003	65,000	(5)	1,167,889	2,959,659	0		0
Executive Group	2004	45,500	(1)	1,431,021	3,626,489	0		0
	2003	82,000	(5)	1,473,337	3,733,724	0		0
Non-Management	2004	0		0	0	0		0
Director Group (8 persons)	2003	40,000	(6)	792,407	2,008,115	0		0
Non-Executive Officer Employee	2004	1,606,000	(1)	50,510,339	128,003,115	0		0
Group (1,123 persons)	2003	2,777,440	(7)	49,992,427	126,690,625	0		0

(1)	Represents options granted on March 26, 2004 having an exercise price of $50.01 per share. Such options have a ten-year term. Twenty-five percent of the option awards will vest on each of March 26, 2005, March 26, 2006, March 26, 2007 and March 26, 2008.

(2)	Represents options granted on February 24, 2003 having an exercise price of $25.58 per share. Such options have a ten-year term. Twenty-five percent of the option awards vested or will vest on each of February 24, 2004, February 24, 2005, February 24, 2006 and February 24, 2007.

(3)	Represents shares of restricted stock granted on February 24, 2003. One hundred percent of the restrictions will lapse on February 28, 2007.

(4)	Represents shares of restricted stock granted on March 26, 2004. Twenty-five percent of the restrictions will lapse on each of March 26, 2005, March 26, 2006, March 26, 2007 and March 26, 2008.

(5)	Represents options granted on March 28, 2003 having an exercise price of $28.57 per share. Such options have a ten-year term. Twenty-five percent of the option awards vested or will vest on each of March 28, 2004, March 28, 2005, March 28, 2006 and March 28, 2007.

(6)	Represents options granted on May 16, 2003 having an exercise price of $31.50 per share. Such options have a ten-year term. Twenty-five percent of the option awards will vest on each of May 16, 2004, May 16, 2005, May 16, 2006 and May 16, 2007.

(7)	Represents options granted during the period March 28, 2003 through January 10, 2004 having exercise prices ranging from $28.57 to $46.95 per share. Such options have ten year terms, with the majority vesting or having vested as to twenty-five percent of the shares covered thereby on each of the first four anniversaries of the date of the grant thereof. The remainder of such options vest either in their entirety on the fourth anniversary of the date of the grant, or as to one-third of the shares covered thereby on the third, fourth and fifth anniversaries of the date of the grant.

      The Board recommends that stockholders vote FOR the amendment to the 1995 Equity Plan. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

ITEM 4 — STOCKHOLDER PROPOSAL SEEKING ANNUAL ELECTION OF DIRECTORS

      Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, who is the beneficial owner of 200 shares of common stock, has notified Federated that she intends to submit the following proposal at the annual meeting:

      RESOLVED: “That the stockholders of Federated recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

      REASONS: “Until recently, directors of Federated were elected annually by all shareholders.”

      The proponent has submitted the following statement in support of the proposal, for which Federated and the Board accept no responsibility:

      “The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. Last year the owners of 128,943,118 shares, representing approximately 88% of shares voting, voted FOR this proposal. Yet YOUR Board has IGNORED the wishes of 88% of the shares voted FOR!!!”

      “If you AGREE, please mark your proxy FOR this resolution.”

      For the reasons discussed below, the Board recommends that stockholders vote AGAINST the foregoing proposal.

      Federated’s Certificate of Incorporation has provided for classified director terms for many years, including prior to the hostile takeover of Federated in 1988 that resulted in its bankruptcy in 1990. According to information provided to Federated by its advisors, approximately 60% of the companies included in the S&P 500 have classified boards of directors.

      The Board believes that the classification of director terms provides significant benefits to Federated’s stockholders. A classified Board provides for continuity and stability and enhances the Board’s ability to implement its long-term strategy and to focus on long-term performance. Because a classified Board makes it more difficult for a substantial stockholder to change abruptly the entire Board without the approval, or at least the cooperation, of the incumbent Board, it enhances the ability of the Board to consider whether initiatives proposed by such a substantial stockholder are in the best interests of Federated and all of its stockholders. A classified Board permits a more orderly process for directors to consider, in the exercise of their fiduciary responsibilities, any and all alternatives to maximize stockholder value.

      The Board also believes that it has in place procedures, including a policy requiring retirement at age 70 and a policy requiring that any director whose principal occupation changes submit his or her resignation, to provide assurance that its composition is appropriate. The Board is presently comprised of ten members, all but two of whom are believed by the Board to be free of interests or relationships with Federated that could reasonably be expected to compromise the independent discharge of their duties.

      For the reasons set forth above, the Board recommends a vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

EXECUTIVE COMPENSATION

Three-Year Compensation Summary

      The following table summarizes the compensation of the former Chairman and the six most highly compensated executive officers of Federated as of January 31, 2004 (the “Named Executives”) for Federated’s last three fiscal years for services rendered in all capacities to Federated and its subsidiaries.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation

	Annual Compensation						Award(s)		Payouts

					Other		Restricted	Securities		All Other
					Annual		Stock	Underlying	LTIP	Compen-
Name and					Compen-		Awards	Options/	Payouts	sation
Principal Position	Year	Salary($)	Bonus($)		sation($)		($)(1)	SARs(#)	($)(2)	($)(3)

J. Zimmerman	2003	1,250,000	2,768,800		203,297	(4)	0	0	0	5,059
Chairman through	2002	1,250,000	1,330,500		114,100		0	0	0	6,029
January 14, 2004	2001	1,250,000	450,000	(5)	73,842		0	174,419	0	2,833
T. Lundgren	2003	1,195,606	2,493,800		93,791	(6)	1,241,000	250,000	0	5,059
Chairman from	2002	1,100,000	837,300		60,413		0	250,000	0	6,029
January 15, 2004	2001	1,100,000	350,000	(5)	82,492		2,167,776	153,488	0	2,833
and President/Chief Executive
Officer from February 26, 2003
T. Cody	2003	746,667	748,100		134,489	(7)	0	65,000	0	5,059
Vice Chair from	2002	730,000	388,500		118,740		0	50,000	0	6,029
February 2003	2001	730,000	120,000	(5)	161,933		1,438,589	151,860	0	2,833
T. Cole	2003	745,000	1,506,600	(8)	74,115	(9)	0	65,000	0	5,059
Vice Chair	2002	720,000	459,400		84,416		0	36,000	0	6,029
from February 2003	2001	708,333	318,000		95,753		709,443	100,465	69,520	2,833
J. Grove	2003	741,667	1,418,000	(10)	—		0	65,000	0	5,059
Vice Chair	2002	700,000	608,000		99,658		0	36,000	0	6,029
from February 2003	2001	687,500	525,000		50,346		689,741	97,674	64,130	2,833
S. Kronick	2003	983,333	1,843,500	(11)	—		0	65,000	0	5,059
Vice Chair	2002	887,500	386,100		—		0	36,000	0	6,029
from February 2003	2001	808,333	273,900		—		812,911	139,616	83,930	2,833
R. Tysoe	2003	825,000	822,900		130,617	(12)	0	65,000	0	5,059
Vice Chair	2002	825,000	439,100		125,419		0	50,000	0	4,019
from April 1990	2001	825,000	135,000	(5)	96,738		1,625,822	165,116	0	2,833

(1)	At January 31, 2004, the aggregate number of shares of restricted stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the common stock on January 30, 2004) were as follows: Mr. Zimmerman: 9,425 shares, $447,499; Mr. Lundgren: 117,413 shares, $5,574,769; Mr. Cody: 35,203 shares, $1,671,438; Mr. Cole: 16,744 shares, $795,005; Ms. Grove: 16,279 shares, $772,927; Ms. Kronick: 19,186 shares, $910,951; and Mr. Tysoe: 40,122 shares, $1,904,993.

(2)	The payments to the Named Executives for fiscal year 2001 were made pursuant to Federated’s long-term incentive plans in respect of the period encompassing Federated’s fiscal years 1999 through 2001. The payments to the Named Executives for fiscal year 2001 were stock credits representing the right to receive, three years following the issuance of such stock credits, shares of common stock on a one for one basis. See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Long-Term Incentive,” for further information on Federated’s long-term incentive plans. For the 2000-2002 and 2001-2003 performance periods there were no payouts to any of the Named Executives.

(3)	Consists of contributions under Federated’s Profit Sharing 401(k) Investment Plan. See “Retirement Program.”

(4)	For fiscal 2003, the amount shown includes the payment of $129,808 as a retiree benefit for unused vacation available in the year of retirement.

(5)	The payment to Messrs. Zimmerman, Lundgren, Cody and Tysoe for fiscal year 2001 represents a performance award outside the 1992 Bonus Plan in recognition of their contributions during fiscal year 2001 to Federated’s cash flow performance, fourth quarter recovery and strategic progress.

(6)	For fiscal 2003, the amount shown includes $49,628 for executive discount on merchandise purchases and the applicable tax gross up amount.

(7)	For fiscal 2003, the amount shown includes $55,763 for executive discount on merchandise purchases and the applicable tax gross up amount and $35,567 for use of the company aircraft and the applicable tax gross up amount on a portion ($2,291) of this amount.

(8)	For fiscal 2003, the amount shown includes an annual bonus in the amount of $748,100 that was paid under the provisions of the 1992 Bonus Plan and a retention payment in the amount of $758,500 that was awarded in August 2000 and paid in March 2003.

(9)	For fiscal 2003, the amount shown includes $28,370 for executive discount on merchandise purchases and the applicable tax gross up amount.

(10)	For fiscal 2003, the amount shown includes an annual bonus in the amount of $689,000 that was paid under the provisions of the 1992 Bonus Plan and a retention payment in the amount of $729,000 that was awarded in August 2000 and paid in March 2003.

(11)	For fiscal 2003, the amount shown includes an annual bonus in the amount of $997,500 that was paid under the provisions of the 1992 Bonus Plan and a retention payment in the amount of $846,000 that was awarded in August 2000 and paid in March 2003.

(12)	For fiscal 2003, the amount shown includes $44,363 for executive discount on merchandise purchases and the applicable tax gross up amount and $49,985 for use of the company aircraft and the applicable tax gross up amount on a portion ($4,573) of this amount.

Fiscal 2003 Stock Option Grants

      The following table sets forth certain information regarding grants of stock options made during fiscal 2003 to the Named Executives pursuant to the 1995 Equity Plan. No grants of stock appreciation rights were made during fiscal 2003 to any of the Named Executives.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

			% of Total				Potential Realizable
			Options		Market		Value of Assumed Annual
	Securities		Granted to		Price on		Rates of Stock Price
	Underlying		Employees		Grant		Appreciation for Option Term
	Options		in Fiscal	Price($)/	Date $/	Expiration
Name	Granted(#)		Year(%)	Share	Share(1)	Date	0%($)	5%($)	10%($)

J. Zimmerman	0		0	N/A	N/A	N/A	N/A	N/A	N/A
T. Lundgren	250,000	(2)	7.28	25.58	25.58	2/24/13	0	4,021,781	10,191,983
T. Cody	65,000	(3)	1.89	28.57	28.57	3/28/13	0	1,167,889	2,959,659
T. Cole	65,000	(3)	1.89	28.57	28.57	3/28/13	0	1,167,889	2,959,659
J. Grove	65,000	(3)	1.89	28.57	28.57	3/28/13	0	1,167,889	2,959,659
S. Kronick	65,000	(3)	1.89	28.57	28.57	3/28/13	0	1,167,889	2,959,659
R. Tysoe	65,000	(3)	1.89	28.57	28.57	3/28/13	0	1,167,889	2,959,659

(1)	The “market price” is the closing price for shares of common stock on the NYSE on the business day immediately preceding the date on which the grant was made.

(2)	Twenty-five percent of the option award vests on February 24, 2004 (“the option vesting date”) and on each of the first, second and third anniversaries of the option vesting date.

(3)	Twenty-five percent of the option award vests on March 28, 2004 (“the option vesting date”) and on each of the first, second and third anniversaries of the option vesting date.

      See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Equity-Based Plan” for further information regarding grants of stock options made during fiscal 2003.

Fiscal Year-End Option Values

      The following table sets forth certain information regarding the total number and aggregate value of options exercised by each of the Named Executives during fiscal 2003 and the total number and aggregate value of options held by each of the Named Executives at January 30, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying	Value of Unexercised In-
			Unexercised Options	the-Money Options at
			at Fiscal Year-End	Fiscal Year-End ($)
	Shares Acquired on		(#) Exercisable /	Exercisable /
Name	Exercise(#)	Value Realized($)	Unexercisable	Unexercisable (1)

J. Zimmerman	582,000	12,367,202	675,000 / 174,419	3,277,125 / 781,397
T. Lundgren	6,250	98,344	693,750 / 665,988	7,050,531 / 8,190,814
T. Cody	65,000	997,648	220,000 / 241,860	1,067,469 / 2,169,264
T. Cole	0	0	186,000 / 237,465	1,914,274 / 2,628,288
J. Grove	2,700	5,994	157,750 / 198,674	1,644,359 / 2,074,254
S. Kronick	45,000	1,156,875	187,500 / 241,116	1,398,126 / 2,349,430
R. Tysoe	61,000	868,650	535,000 / 255,116	2,112,844 / 2,228,651

(1)	In-the-money options are options having a per share exercise price below the closing price of shares of common stock on the NYSE on January 30, 2004 (the last trading day in fiscal 2003). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

Change-in-Control Agreements

      Federated has entered into a change-in-control agreement (“Change-in-Control Agreement”) with each of the Named Executives. Under the Change-in-Control Agreements, if, prior to November 1, 2006, a change in control (as defined in the Change-in-Control Agreements) occurs and within three years thereafter Federated or, in certain circumstances, the executive terminates the executive’s employment and, in the case of a termination by Federated, cause (as defined in the Change-in-Control Agreements) therefor does not exist, the executive would be entitled to a cash severance benefit equal to three times the sum of his or her current base salary (or, if higher, the executive’s highest salary received for any year in the three full calendar years preceding the Change in Control) and target annual bonus (or, if higher, the executive’s highest bonus received for any year in the three full calendar years preceding the Change in Control), payment of any awards under Federated’s long-term incentive plan at target (if applicable, and prorated to the executive’s participation during each performance period), the continuation of welfare benefits for three years (subject, but only as to welfare benefits, to a requirement in any applicable welfare benefits plan that the executive maintain “actively at work status” and to early termination on the date the executive secures other full-time employment) and three years of retirement plan credits (but not pursuant to Federated’s qualified or non-qualified plans). The cash severance benefit payable under the Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and Federated are parties or in which the executive is a participant. In addition, the severance benefits under the Change-in-Control Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

Retirement Program

      Federated’s retirement program (the “Retirement Program”) consists of a defined benefit plan and a defined contribution plan. As of January 1, 2004, approximately 73,100 employees, including the executive officers of Federated, participated in the Retirement Program.

      To allow the Retirement Program to provide benefits based on a participant’s total compensation, Federated adopted a Supplementary Executive Retirement Plan (the “SERP”). The SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits based on compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under Federated’s Executive Deferred Compensation Plan (“EDCP”), in each case employing a formula that is based on the participant’s years of vesting service and final average compensation, taking into consideration the participant’s balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits (as defined below). As of January 1, 2004, approximately 780 employees were eligible to receive benefits under the terms of the SERP. Federated has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law.

      Under the Retirement Program’s Cash Account Pension Plan, a participant retiring at normal retirement age is eligible to receive the amount credited to his or her pension account or the monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to a participant’s account consist of an opening cash balance equal to the single sum present value, using stated actuarial assumptions, of the participant’s accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan, Pay Credits (generally, a percentage of eligible compensation credited annually based on length of service) and Interest Credits (credited quarterly, based on the 30 Year Treasury Bond rate for the November prior to each calendar year). In addition, if a participant retires at or after age 55 having, while employed, both reached age 55 and completed ten or more years of vesting service by December 31, 2001, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996.

      Prior to the adoption of the Retirement Program, Federated’s primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee’s accumulated retirement profit sharing interests in the profit sharing plans (the “Retirement Profit Sharing Credits”) which accrued prior to the adoption of the pension plans, continue to be maintained and invested until retirement, at which time they are distributed.

      With defined benefit plans in place, Federated continued, and presently expects to continue, to make contributions to the Profit Sharing 401(k) Investment Plan. It is impractical to estimate the accrued benefits upon retirement under Federated’s Profit Sharing 401(k) Investment Plan because the amount, if any, that will be contributed by Federated and credited to a participant in any year is determined by such variable factors, among others, as the amount of net income of Federated, participants’ annual contributions to the plan, the amount of matching contributions of Federated, and the earnings on participants’ accounts.

      The following table shows the estimated hypothetical total annual benefits payable under the SERP benefit formula pursuant to the Cash Account Pension Plan, Retirement Profit Sharing Credits and the SERP to persons retiring at their normal retirement age in 2004 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Retirement Program elects a single life annuity distribution of his or her balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits. Such benefits are not subject to any deduction for Social Security or other offset amounts; however, if the total annual benefits payable to a person pursuant to the Cash Account Pension Plan and the Retirement Profit Sharing Credits under the foregoing assumptions would exceed the amount set forth below, no benefit would be payable to such person under the SERP. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings “Salary” and “Bonus,” but excludes amounts reflected in such portion of such table under the heading “Other Annual Compensation.” With respect to the Annual Compensation portion of the Summary Compensation Table, the eligible compensation of each of the Named Executives did not vary by more than 10% from the total amount of such executive’s annual compensation.

PENSION PLAN TABLE

	Years of Service
Final Average
Compensation	15	20	25	30	35

$250,000	$48,222	64,296	$80,370	$96,444	$96,444
300,000	59,472	79,296	99,120	118,944	118,944
350,000	70,722	94,296	117,870	141,444	141,444
400,000	81,972	109,296	136,620	163,944	163,944
450,000	93,222	124,296	155,370	186,444	186,444
500,000	104,472	139,296	174,120	208,944	208,944
750,000	160,722	214,296	267,870	321,444	321,444
1,000,000	216,972	289,296	361,620	433,944	433,944
1,250,000	273,222	364,296	455,370	546,444	546,444
1,500,000	329,472	439,296	549,120	658,944	658,944

      Mr. Zimmerman, Mr. Lundgren, Mr. Cody, Mr. Cole, Ms. Grove, Ms. Kronick and Mr. Tysoe have completed 37, 22, 21, 31, 30, 30 and 16 years of vesting service, respectively. Pursuant to the terms of Mr. Tysoe’s employment with Federated, Mr. Tysoe, whose actual employment commenced on March 1, 1987, is deemed to have commenced employment on February 19, 1981 for the purpose of calculating years of vesting service for benefit accrual. Pursuant to the terms of Mr. Zimmerman’s employment agreement with Federated, Mr. Zimmerman’s age will be increased by five years for the purpose of calculating the early retirement monthly and lump sum benefits under the formula used in the SERP. All benefits under the SERP, including the additional benefits payable to Messrs. Tysoe and Zimmerman, are payable out of the general corporate assets of Federated. The present value of the total amount of additional benefits due to Messrs. Tysoe and Zimmerman, assuming they satisfy certain eligibility requirements, is estimated to be approximately $245,000 and $2,551,000, respectively, as of January 31, 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview of Federated’s Executive Compensation Policies and Practices

      Federated’s executive compensation program, which was developed with the assistance of independent compensation and other advisors, is principally intended to: (a) provide appropriate incentives designed to aid in assuring the accomplishment of Federated’s performance and financial objectives; (b) help ensure that Federated is able to attract and retain top-quality management personnel; and (c) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific performance and financial objectives, as well as increases in stockholder value.

      The key guiding principle of the program is that total compensation opportunities, which include annual cash compensation and the value of long-term stock and cash incentives, should be positioned at competitive levels when performance expectations are met, should lead the industry when performance exceeds expectations and should lag behind the industry when performance falls short. The particular components of this program may vary from year to year. The 2003 program consisted of the following components: (a) Base Salary — targeted at competitive levels within the retail industry; (b) Performance-Based Annual Cash Incentive — based on attainment of specific financial objectives for the total corporation, operating unit and/or individual; and (c) Equity — in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and, to a limited extent, the use of restricted stock, the ultimate value of which is also directly tied to creation of stockholder value. Information relating to each of the foregoing components is set forth below.

      The Compensation Committee (the “Committee”) engages outside executive compensation consultants, who, along with Federated management, assist the Committee in periodically reviewing the compensation programs of Federated to determine whether the total compensation provided by these programs is consistent with Federated’s performance-driven policies. It is also the Committee’s general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in reviewing executive compensation programs. Consistent with this policy, and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m), the Committee has taken what it believes to be appropriate steps to maximize the future deductibility of payments under Federated’s 1992 Bonus Plan and of stock options awarded under the 1995 Equity Plan.

      During fiscal 2003, Federated’s overall executive compensation program and each of its components were administered by the Committee and the Section 162(m) Subcommittee, based on authority delegated by the Board. As required by the Compensation Committee charter, all members of the Committee are independent directors and all of the members of the Section 162(m) Subcommittee are “outside directors” within the meaning of Section 162(m). See “Further Information Concerning The Board of Directors — Committees of the Board — Compensation Committee” for further information regarding the Section 162(m) Subcommittee. In the opinion of the Board, each of the Compensation Committee and the Section 162(m) Subcommittee is composed of directors who are independent of any relationships with any officer or other person that would prevent such committee or subcommittee from making independent judgments with respect to matters pertaining to executive compensation generally within its authority or as applied to any specific officer. No executive officer of Federated serves on the board of directors of any other company of which any member of the Board is an executive officer.

Specific Compensation Practices

      Employment Agreement with James Zimmerman. Federated and Mr. Zimmerman entered into an employment agreement, dated as of August 27, 1999, which provided for Mr. Zimmerman to serve as Chairman of the Board and Chief Executive Officer of Federated for a term expiring on April 30, 2003. The employment agreement was amended on June 8, 2001 to extend the term of the agreement to February 1, 2004, and amended again as of February 26, 2003 to provide that Mr. Zimmerman would cease to serve as the Chief Executive Officer of Federated as of February 26, 2003, but would continue as the Chairman of the Board until February 1, 2004. Pursuant to an amendment dated December 31, 2003, Mr. Zimmerman ceased to serve as Chairman of the Board as of January 15, 2004, but continued to be employed by Federated through March 31, 2004, receiving the base salary provided for in the employment agreement through January 31, 2004 and being on an unpaid leave of absence thereafter. Mr. Zimmerman’s employment agreement provided for a base salary of $1.25 million per year, and specifically included Mr. Zimmerman as a participant in the 1992 Bonus Plan. In connection with his agreement to serve as Chairman of the Board and Chief Executive Officer of Federated, Mr. Zimmerman was granted, on August 27, 1999, an option to purchase 450,000 shares of common stock at an exercise price of $46.75 per share. Twenty-five percent of the option award vested on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003. Mr. Zimmerman was also granted, on August 27, 1999, 100,000 shares of restricted stock, with the restrictions on twenty-five percent of such award having lapsed on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003. In connection with the amendment of his employment agreement extending the term of the agreement to February 1, 2004, Mr. Zimmerman was granted, on June 8, 2001, an option to purchase 174,419 shares of common stock at an exercise price of $43.00 per share. One hundred percent of the option award vested on February 1, 2004. Additionally, Mr. Zimmerman’s age was increased by five years for the purpose of calculating the early retirement monthly and lump sum benefits under the formula used in the SERP. As a result of Mr. Zimmerman’s employment continuing through March 31, 2004 the restrictions on 9,425 shares of restricted common stock previously granted to Mr. Zimmerman lapsed as scheduled on March 24, 2004, and Mr. Zimmerman’s retirement benefits increased by an immaterial amount. Mr. Zimmerman’s employment agreement contained provisions for compensation in the event of termination of Mr. Zimmerman’s employment by Federated other than for “cause” or by Mr. Zimmerman for “good reason” substantially identical to the comparable provisions of Mr. Lundgren’s employment agreement described below.

      Employment Agreement with Terry Lundgren. Federated and Mr. Lundgren have entered into an employment agreement, dated as of March 1, 2003, and amended effective as of January 15, 2004, pursuant to which Mr. Lundgren serves as President and Chief Executive Officer of Federated for a term expiring on February 28, 2007. Mr. Lundgren was appointed Chief Executive Officer of Federated on February 26, 2003 and Chairman of the Board on January 15, 2004. Mr. Lundgren’s employment agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Lundgren as a participant in the 1992 Bonus Plan. In connection with his agreement to serve as President and Chief Executive Officer of Federated, Mr. Lundgren was granted, on February 24, 2003, an option to purchase 250,000 shares of common stock at an exercise price of $25.58 per share, which was the closing price of the stock on the trading day immediately preceding the grant date. Twenty-five percent of the option award vested, or is scheduled to vest on each of February 24, 2004, February 24, 2005, February 24, 2006 and February 24, 2007. Mr. Lundgren was also granted on February 24, 2003, 50,000 shares of restricted stock, with the restrictions on one hundred percent of the award scheduled to lapse on February 28, 2007. Pursuant to Section 162(m), annual compensation accrued to Mr. Lundgren that is in excess of $1.0 million (excluding Mr. Lundgren’s bonus earned under the 1992 Bonus Plan, as well as any gains from the stock options awarded) will not be deductible by Federated for federal income tax purposes.

      Mr. Lundgren’s employment agreement provides that a termination of Mr. Lundgren’s employment by Federated other than for “cause” or by Mr. Lundgren for “good reason” would entitle Mr. Lundgren to receive all salary and target annual bonuses until the expiration of the stated term thereof. The term “cause” is defined generally to include (a) willful and material breaches of duties, (b) habitual neglect of duties, or (c) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Lundgren in good faith to have been in or not opposed to the interests of Federated or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Lundgren met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the state of Delaware. The term “good reason” is defined generally to include (w) the assignment to Mr. Lundgren of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by Federated which results in a material diminution in such position, authority, duties or responsibilities, (x) any material failure by Federated to comply with any of the provisions of the agreement, (y) failure of Mr. Lundgren to be reelected Chairman of the Board of Federated or to be reelected to membership on the Board, or (z) any purported termination by Federated of Mr. Lundgren’s employment otherwise than as expressly permitted by the agreement.

      Employment Agreements With Other Executive Officers. Each of Federated’s other executive officers, along with a number of other key employees, is a party to an employment agreement with Federated. Most of these agreements have a two-year term, although several are for three years or four years, and all incorporate non-compete and mitigation clauses. The agreements with Mr. Cody, Mr. Cole, Ms. Grove, Ms. Kronick and Mr. Tysoe presently specify the following respective annual base salary rates: $750,000, $750,000, $750,000, $1,000,000 and $825,000. In connection with employment agreements entered into in June 2001, Mr. Cody, Mr. Cole, Ms. Grove, Ms. Kronick and Mr. Tysoe each received a grant of stock options and restricted stock.

      The Committee reviews the compensation levels and other terms of employment of each of Federated’s executive officers against the performance of such officers and other factors determined to be appropriate by the Committee on a continuing basis. While the Committee expects Federated will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements.

      Annual Cash Incentive. Since fiscal year 1992, Federated’s executives have participated in an annual cash bonus plan that was tied directly to Federated’s performance. In fiscal 2003, the annual bonus opportunity for Mr. Zimmerman, Mr. Lundgren, Mr. Cody, Mr. Cole, Ms. Kronick and Mr. Tysoe was based approximately 60% upon Federated’s performance against a specific “EBIT” (Earnings Before Interest and Taxes) target, approximately 20% against a specific sales target and approximately 20% against a specific cash flow target. In fiscal 2003, Ms. Grove’s annual bonus opportunity was based approximately 27% upon Federated’s EBIT target, approximately 20% upon Federated’s cash flow target, approximately 27% upon the Federated Merchandising Group (FMG) EBIT target, approximately 13% upon a private label sales target, approximately 6.5% upon the headquarter stores sales target and approximately 6.5% upon a private label margin target. The Committee (or in certain cases, the Section 162(m) Subcommittee) established performance levels for each annual bonus component: threshold, target and above-target levels for Federated EBIT; target and maximum levels for sales and private label margin; and threshold, target and maximum levels for cash flow and FMG EBIT. For 2003, Federated’s actual EBIT and FMG EBIT results were over plan, actual private label sales results met plan, actual corporate sales, headquarter store sales, and private label margin results were below plan; and the actual cash flow result exceeded the maximum level. Accordingly, Mr. Zimmerman, Mr. Lundgren, Mr. Cody, Mr. Cole, Ms. Grove, Ms. Kronick and Mr. Tysoe earned bonuses that reflected the amounts for above-target performance for the Federated EBIT result and the maximum bonus for the cash flow result. In addition, Ms. Grove earned a bonus that reflected amounts for target performance for private label sales and for performance between target and maximum for the FMG EBIT result. The Committee (or in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 2004 annual cash incentive performance targets for the executive group and the corresponding annual bonus opportunities. In 2004 Ms. Grove’s bonus components will be the same as the components for the other executive officers.

      Long-Term Incentive. The Compensation Committee decided to discontinue, for an indefinite period, which commenced in fiscal year 2002, the use of long-term incentive awards under the 1992 Bonus Plan. Consequently, no long-term incentive award was established for the 2002-2004 performance period or any period commencing after the end of fiscal year 2002. In connection with this decision, long-term incentive awards (and the related performance goals) under the 1992 Bonus Plan for the 2001-2003 performance period were prorated (i.e., reduced by two-thirds). For the fiscal 2001-2003 program, approximately 70% of the incentive opportunity was based on Federated’s performance against a cumulative corporate EBIT target and an EBIT rate target, with approximately 30% being based on Federated’s performance against a specified three-year average corporate ROGI (Return on Gross Investment) target. Historically, consistent with Federated’s long-term business plan approved by the full Board, the Committee (or, in certain cases, the Section 162(m) Subcommittee) annually established new three-year threshold, target and maximum EBIT objectives, target and maximum average ROGI objectives and a minimum EBIT rate objective, which generally remained unchanged for each three-year measurement period. Failure to attain the minimum EBIT rate objective resulted in reduction of the bonus otherwise earned based upon EBIT performance. For the fiscal 2001-2003 performance period, EBIT performance did not meet the threshold objective, resulting in no payout to Federated’s executive officers for any component of the plan.

      Equity-Based Plan. Stock option awards were granted in fiscal 2003 by the Section 162(m) Subcommittee to Mr. Lundgren, Mr. Cody, Mr. Cole, Ms. Grove, Ms. Kronick and Mr. Tysoe.

      The fiscal 2003 stock option awards were granted within the guidelines of the equity program established for all executives except Mr. Lundgren. The guidelines featured the use of a range of annual stock option award opportunities for each eligible position within Federated, with the range of opportunity reflecting competitive levels of awards as compared to other retailers and with individual awards reflecting individual performance within Federated. In granting these performance-based awards, key employees were provided with an immediate financial interest in increasing stockholder value. Option awards are typically granted with an exercise price equal to 100% of fair market value at the time of grant, with a 10-year term and vesting over four years.

      All equity awards granted in fiscal 2003 were granted pursuant to the 1995 Equity Plan.

      Stock Credit Plan. In March 2004, the Committee implemented a new compensation program to further align the interests of key members of senior management, including the Named Executives, with those of Federated’s shareholders. Pursuant to this program, the number of stock option awards that would have been granted to participants in fiscal year 2004 and would likely be granted in fiscal year 2005 were reduced by fifty percent. The remaining fifty percent of such stock option awards were converted into stock credits on a ratio of three stock options to one stock credit. One-third of such stock credits are subject to performance criteria established by the Committee based on Federated’s four key priorities — merchandise assortments, price simplification, the shopping experience and marketing. At the conclusion of fiscal year 2005, the Committee will evaluate Federated’s performance in fiscal year 2004 and fiscal year 2005 against these criteria. Based upon its evaluation, the Committee may reduce the number of stock credits held by participants by up to one-third. After giving effect to any such reduction, the value of one-half of the stock credits held by participants will be paid in cash in the Spring of 2008 and the value of the other half of such stock credits will be paid in cash in the Spring of 2009, the value being determined in each case on the basis of the then-current 20-day average trading price of Federated common stock. In general, each stock credit is intended to represent the right to receive the value associated with one share of Federated common stock, including dividends paid on shares of Federated common stock during the period from the end of 2005 until such stock credit is settled in cash.

Conclusion

      The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of Federated, and with the primary mission of the full Board of increasing long-term stockholder value.

Respectfully submitted,

Craig E. Weatherup, Chairperson
Meyer Feldberg
Joseph Neubauer
Joseph A. Pichler

AUDIT REVIEW COMMITTEE REPORT

      The Board has adopted a written Audit Review Committee Charter, a copy of which is attached hereto as Appendix B. All members of the Audit Review Committee are independent, as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

      The Audit Review Committee has reviewed and discussed with Federated’s management and KPMG LLP, the audited financial statements of Federated contained in Federated’s Annual Report to stockholders for fiscal 2003. The Audit Review Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communications with Audit Committees).

      The Audit Review Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committee’s”), and has discussed with KPMG LLP their independence.

      Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board that the audited financial statements be included in Federated’s Annual Report on Form 10-K for fiscal 2003, filed with the United States Securities and Exchange Commission.

Respectfully submitted,

Marna C. Whittington, Chairperson
Sara Levinson
Joseph Neubauer
Karl M. von der Heyden

COMPARISON OF TOTAL STOCKHOLDER RETURN

      The following graph compares the cumulative total stockholder return on the common stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Retail Department Store Index for the period from January 30, 1999 through January 31, 2004, assuming an initial investment of $100 and the reinvestment of all dividends, if any.

	1999	2000	2001	2002	2003	2004
FD	$100	$100	$107	$98	$62	$114
S&P 500	$100	$110	$108	$91	$71	$95
S&P Retail Department Stores	$100	$79	$100	$109	$74	$99

The companies included in the S&P Retail Department Store Index are Dillard’s, Federated, J.C. Penney, Kohl’s, May, Nordstorm and Sears.

STOCKHOLDER PROPOSALS

      Proposals for 2005 Annual Meeting. Stockholders of Federated may submit proposals on matters appropriate for stockholder action at meetings of Federated’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). For such proposals to be included in Federated’s proxy materials relating to its 2005 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Federated no later than December 17, 2004.

      Except in the case of proposals made in accordance with Rule 14a-8, the By-Laws require that stockholders intending to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth a description of the business to be brought before the meeting and certain information concerning the stockholder proposing such business, including such stockholder’s name and address, the class and number of shares of Federated’s capital stock that are owned beneficially by such stockholder and any material interest of such stockholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any stockholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to nominate candidates for election as directors. See “Further Information Concerning the Board of Directors — Director Nomination Procedures.”

OTHER MATTERS

      The Board knows of no business which will be presented for consideration at the annual meeting other than that described in this proxy statement. However, if any business shall properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

      The cost of preparing, assembling and mailing the proxy material will be borne by Federated. The Annual Report of Federated for fiscal 2003, which is being mailed to the stockholders with this proxy statement, is not to be regarded as proxy soliciting material. Federated may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Federated, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Federated will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, Federated has engaged the firm of Georgeson Shareholder Communications, Inc. (“Georgeson”), of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to common stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to Federated will not substantially exceed $12,000.

By:	/s/ DENNIS J. BRODERICK

Dennis J. Broderick Secretary

April 15, 2004

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE ENCLOSED PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A

FEDERATED DEPARTMENT STORES, INC.

STANDARDS FOR DIRECTOR INDEPENDENCE

      As set forth in Federated’s Corporate Governance Principles, a majority of the Board shall consist of directors who the Board has determined do not have any material relationship with the Company and who are otherwise independent. A director shall be presumed independent by the Board if all of the standards set forth below are met.

A.     Independence Standards

      1. The director may not be (and may not have been within the preceding 60 months) an employee and no member of the director’s immediate family may be (and may not have been within the preceding 36 months) an executive officer of Federated or any of its subsidiaries. For purposes of these Standards for Director Independence, “immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

      2. The director is not a party to any contract pursuant to which such Director provides personal services (other than as a director) to Federated or any of its subsidiaries.

      3. Neither the director nor any member of his or her immediate family receives, or has received within the preceding 36 months, direct compensation of more than $100,000 per year from Federated or any of its subsidiaries (other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service or, in the case of an immediate family member, compensation for service as a non-executive employee).

      4. Neither the director nor any member of his or her immediate family is (and has not been within the preceding 60 months) affiliated with or employed in a professional capacity, including as an executive officer, partner or principal, by any corporation or other entity that is or was a paid adviser, consultant or provider of professional services to, or a substantial supplier of, Federated or any of its subsidiaries.

      5. The director is not an employee or executive officer and no member of his or her immediate family is an executive officer of (and have not been within the preceding 36 months) a company that makes payments to, or receives payments from, Federated for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

      6. The director is not employed by an organization that received, within the preceding 60 months, eleemosynary grants or endowments from Federated or any of its subsidiaries in excess of $250,000 in any fiscal year of Federated.

      7. The director is not a parent, child, sibling, aunt, uncle, niece, nephew or first cousin of any other director of Federated.

      8. The director is not a party to any agreement binding him or her to vote, as a stockholder of Federated, in accordance with the recommendations of the Board.

      9. The director is not a director of any corporation or other entity (other than Federated) of which Federated’s Chairman or Chief Executive Officer is also a director.

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      10. Neither the director nor a member of the director’s immediate family is employed (and has not been employed for the preceding 12 months) by another company whose compensation committee includes as a member any of Federated’s present executive officers.

B.     Rules of Application

      In determining whether any of the foregoing criteria are satisfied, reference may be made to the commentary accompanying any related NYSE listing standard and any other interpretation or guidance of the NYSE relating to such listing standard.

      In making a determination regarding a proposed directors independence, the Board shall consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

      Any interest or relationship of a director of a type described in Item 404 of Regulation S-K that is outside of the scope of the foregoing criteria and that is not required to be disclosed pursuant to Item 404 shall be presumed not to be inconsistent with the independence of such director.

      Except to the extent otherwise provided in the applicable NYSE listing standards, neither the failure of a director to satisfy one or more of the foregoing criteria, nor the existence of any obligation to disclose an interest or relationship of a director pursuant to Item 404, will preclude the Board from determining that such director is independent.

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Appendix B

AUDIT REVIEW COMMITTEE CHARTER

A.     Statement of Purpose

The purpose of the Audit Review Committee (the “Committee”) of the Board of Directors (the “Board”) of Federated Department Stores, Inc. (the “Company”) is to assist the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, qualifications and independence of the Company’s independent auditors and the performance of the Company’s independent auditors and internal audit function, and to prepare the audit committee report for inclusion in the Company’s annual proxy statement.

While the Committee has the responsibilities and powers set forth in this Charter, the role of the Committee is oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Likewise, it is not the responsibility of the Committee to conduct investigations, to assure that the Company complies with general or specific legal requirements applicable to the Company (including without limitation disclosure requirements generally) or to assure compliance with the Company’s corporate compliance program or code of ethics.

B.     Organization

1.	The Committee will include not less than three directors, each of whom must qualify as “independent” (i) in accordance with the applicable listing standards of the New York Stock Exchange (the “NYSE”), as it may be amended from time to time, (ii) under Section 301 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and listing requirements promulgated thereunder by the Securities and Exchange Commission (the “SEC”), as such rules and requirements may be amended from time to time, and (iii) under any other law or regulation that may be applicable from time to time.

2.	Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment or become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee shall have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment. The Board shall determine in its business judgment whether at least one member of the Committee is a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act and the rules promulgated thereunder by the SEC. The designation or identification of a person as an audit committee financial expert shall not (a) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Committee and Board in the absence of such designation or identification, or (b) affect the duties, obligations or liability of any other member of the Committee or the Board.

3.	The members of the Committee, including the Chairperson, shall be appointed by the Board after considering the recommendation of the Board Organization and Corporate Governance Committee. The Board may, at any time and in its complete discretion, add or remove any member of the Committee and may fill any vacancy in the Committee.

4.	The Committee shall meet at least four times each year, or more frequently as the Committee deems necessary to carry out its responsibilities under this Charter. The timing of the meetings will be determined by the Chairperson, in consultation with other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company. Any action required or permitted to be taken at a meeting may be taken without a meeting in accordance with the Company’s By-laws and applicable law.

5.	A majority of the total number of members constitutes a quorum of the Committee. A majority of the members of the Committee is empowered to act on behalf of the Committee, except as provided otherwise in this Charter. The Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members. Minutes will be kept of each meeting of the Committee and any subcommittee thereof.

6.	The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with the Company’s management, the internal auditors and the independent auditors periodically in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately.

7.	The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage (at the Company’s expense) independent counsel and other advisors as the Committee deems necessary to carry out its duties. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

The Company will provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (ii) compensation to independent counsel or any other advisors employed by the Committee and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

C.     Responsibilities

The primary responsibilities of the Committee are as set forth below. The Committee shall:

Independent Auditors

1.	Appoint, retain, compensate (at the Company’s expense), oversee, evaluate and, if the Committee deems appropriate, terminate the Company’s independent auditors. The review and evaluation of the Company’s independent auditors will include obtaining and reviewing, at least annually, reports from the independent auditors describing their independence and any other subjects required to be disclosed by the independent auditors to the Committee, and taking any other action that the Committee may deem appropriate to satisfy itself of the auditor’s independence.

2.	Oversee the work of the independent auditors, review the annual audit plan and determine the fees to be paid to the independent auditors and the other terms of the retention of the independent auditors for audit, audit-related, tax and all other services. The Committee shall require the independent auditors to report directly to the Committee.

3.	The Committee shall require all audit, audit-related and non-audit services to be provided by the independent auditors to be pre-approved by the Committee to the extent required by applicable laws and regulations. The

Chairperson of the Committee is authorized to grant any required pre-approval of specific services as required, provided that the full Committee is advised of such approval at the next regularly-scheduled Committee meeting.

4.	Review the reports of the independent auditors, including the auditor’s conclusions regarding the Company’s critical accounting policies, the application of those policies, alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, the accounting treatment preferred by the independent auditors, material written communications between the Company’s management and the independent auditors and any other matters required to be discussed with the independent auditors, including matters required to be reviewed under applicable listing standards of the NYSE and any other applicable laws and regulations.

5.	Review with the independent auditors any audit problems or difficulties and management’s response thereto. The Committee shall seek to resolve any disagreements between management and the independent auditors regarding financial reporting.

6.	Require that the independent auditors provide a report for review by the Committee, at least annually, describing (a) the audit firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

7.	Seek to facilitate open communication among the Company’s independent auditors, senior management, the internal audit department and the Board.

Internal Auditors

8.	Establish direct line of communication with the head of the internal audit department. Review the internal audit department’s staffing and responsibilities and performance, including employment decisions relating to the head of the internal audit department.

9.	Review with the senior-most internal auditor the internal audit plans, audit results and actions taken in response to such results. Review any internal audit difficulties and management’s response disclosed by the senior-most internal auditor in connection with such review.

Financial Information and Periodic SEC Reports

10.	Discuss with management and the independent auditors the Company’s quarterly financial statements and annual audited financial statements, including any material financial reporting issues and significant judgments made in connection with the preparation of the financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

11.	Review the Company’s reports on Form 10-Q and 10-K before they are filed with the SEC, including the Company’s critical accounting policies and any changes to those policies or their application, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and management’s certification of such statements. Review with management and the independent auditors any correspondence with the SEC or the NYSE regarding material issues relating to the Company’s financial statements.

12.	Based on the Committee’s review and discussion of the Company’s annual financial statements with management and the independent auditors, make a recommendation to the Board regarding the inclusion of the annual financial statements in the Company’s Annual Report on Form 10-K.

13.	Report to shareholders in the Company’s annual proxy statement on those Committee matters required by SEC rules.

14.	Discuss the type of information to be provided and the type of presentation to be made in connection with the Company’s earnings releases and financial information and earnings guidance provided to analysts and ratings agencies.

15.	Review regulatory and accounting initiatives and their effect on the Company’s financial statements.

Internal and Disclosure Controls

16.	Review with management, the independent auditors and the senior-most internal auditor, the adequacy of the Company’s internal controls and disclosure controls.

17.	Review with management and the independent auditors any significant deficiencies in the design or operation of internal controls. Review with management and the independent auditors any fraud involving management or employees having a significant role in internal controls.

Corporate Oversight

18.	Monitor the Company’s compliance with applicable laws and regulations.

19.	Discuss policies with respect to the Company’s risk assessment and risk management.

20.	Establish and maintain hiring policies for employees or former employees of the independent auditors, which include the restrictions required under the rules of the New York Stock Exchange and the Sarbanes-Oxley Act and any rules promulgated thereunder by the SEC.

21.	Establish procedures for the Committee to receive, retain and respond to complaints regarding accounting, internal accounting controls, and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters.

22.	The Committee shall report its activities to the Board in such manner and at such times as the Committee, or the Chairperson, deems appropriate, but in no event less frequently than once a year.

23.	The Committee shall annually evaluate the performance and effectiveness of the Committee including with respect to its discharge of the responsibilities set forth in this Charter. The Committee shall annually conduct and review with the Board an evaluation of this Charter and recommend any changes to the Board for approval.

Appendix C

POLICY AND PROCEDURES FOR PRE-APPROVAL OF

NON-AUDIT SERVICES BY OUTSIDE AUDITORS

I.     Authority to Approve Non-Audit Services

      Except as noted below, the Audit Review Committee (the “Committee”) will approve in advance all permitted non-audit services(1) (the “Permitted NAS”).

A.	The Committee may delegate to the Chair of the Committee the authority to pre-approve Permitted NAS; provided that any such pre-approval of Permitted NAS granted by any such delegee must be presented to the Committee at its meeting next following the approval.

B.	Pre-approval is not required for any Permitted NAS if:

1.	the aggregate amount of any such Permitted NAS constitutes no more than five percent (5%) of the total revenues paid by Federated to its auditors during the fiscal year in which the Permitted NAS are provided;

2.	the Permitted NAS were not recognized at the time of the auditor’s engagement to be a Permitted NAS (i.e., either a service indicated as an audit service at the time of the engagement evolves over the course of the engagement to become a non-audit service, or a non-audit service not contemplated at all at the time of the engagement is preformed by the outside auditor after the engagement is approved); and

3.	the Permitted NAS are promptly brought to the attention of the Committee (or its delegee) by management and approved prior to the completion of the audit.

II.     Disclosure of Permitted Non-Audit Services in Outside Auditor’s Engagement Letter

A.	The Committee is to receive an itemization in the outside auditor’s engagement letter of Permitted NAS that the outside auditors propose to deliver to Federated during the course of the year covered by the engagement and contemplated at the time of the engagement.

1.	In its submissions to management covering its proposed engagement the outside auditors are to include a statement that the delivery of Permitted NAS during the preceding fiscal year did not impair the independence of the outside auditors.

B.	Whether a Permitted NAS is set out in the auditor engagement letter or proposed by the outside auditors subsequent to the time the engagement letter is submitted, the Committee (or its delegee as described above) is to consider, with input from management, whether delivery of the Permitted NAS impairs independence of the outside auditors.

(1)The nine categories of prohibited non-audit services are: (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

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1.	The Committee is to evaluate, in making such consideration, the non-audit factors and other related principles (the “Qualifying Factors”) set out below.

•	Whether the service is being performed principally for the Audit Review Committee;

•	The effects of the service, if any, on audit effectiveness or on the quality and timeliness of Federated’s financial reporting process;

•	Whether the service would be performed by specialists (e.g., technology specialists) who ordinarily also provide recurring audit support;

•	Whether the service would be performed by outside audit personnel and, if so, whether it will enhance their knowledge of Federated’s business and operations;

•	Whether the role of those performing the service (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted) would be inconsistent with the outside auditor’s role;

•	Whether the outside audit firm’s personnel would be assuming a management role or creating a mutuality of interest with Federated’s management;

•	Whether the outside auditors, in effect, would be auditing their own numbers;

•	Whether the project must be started and completed very quickly;

•	Whether the outside audit firm has unique expertise in the service;

•	Whether the service entails the outside auditor serving in an advocacy role for Federated; and

•	The size of the fee(s) for the non-audit service(s).

III.     Annual Assessment of Policy

The Committee will determine on an annual basis whether to amend this policy.

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Appendix D

FEDERATED DEPARTMENT STORES, INC.

1995 Executive Equity Incentive Plan

(As Amended and Restated as of May 21, 2004)

      Federated Department Stores, Inc., a Delaware corporation (the “Company”), hereby amends and restates this 1995 Executive Equity Incentive Plan (this “Plan”) effective, subject to the provisions of Section 13, as of May 21, 2004 (the “Effective Date”).

      1. Purpose. The purpose of this Plan is to attract and retain directors, officers, and other key executives and employees of the Company and its subsidiaries and to provide to such persons incentives and rewards relating to the Company’s business plans.

      2. Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

(a)	“Appreciation Right” means a right granted pursuant to Section 5.

(b)	“Board” means the Board of Directors of the Company or, pursuant to any delegation by the Board to the Compensation Committee pursuant to Section 11, the Compensation Committee.

(c)	“Change in Control” means the occurrence of any of the following events:

(i)	The Company is merged, consolidated, or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company (the “Voting Stock”) immediately prior to such transaction;

(ii)	The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(iii)	There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form, or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the Voting Stock of the Company;

(iv)	The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(v)	If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

Notwithstanding the foregoing provisions of Section 2(d)(iii) or 2(d)(iv), unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” will not be deemed to have occurred for purposes of Section 2(d)(iii) or 2(d)(iv) solely because (1) the Company, (2) a Subsidiary, or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K, or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Common Shares” means shares of Common Stock of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 8.

(f)	“Compensation Committee” means a committee appointed by the Board in accordance with the By-Laws of the Company consisting of at least three Non-Employee Directors.

(g)	“Date of Grant” means the date determined in accordance with the Board’s authorization on which a grant of Option Rights or Appreciation Rights, or a grant of Restricted Shares, becomes effective.

(h)	“Immediate Family” has the meaning ascribed thereto in Rule 16a-1(e) under the Exchange Act.

(i)	“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(j)	“Market Value per Share” means any of the following, as determined in accordance with the Board’s authorization:

(i)	the closing sale price per share of the Common Shares as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report) for the New York Stock Exchange (the “NYSE”) trading day immediately preceding the date determined in accordance with the Board’s authorization, or if there are no sales on such date, on the next preceding day on which there were sales,

(ii)	the average (whether weighted or not) or mean price, determined by reference to the closing sales prices, average between the high and low sales prices, or any other standard for determining price adopted by the Board, per share of the Common Shares as reported in the NYSE Composite Transactions Report as of the date or for the period determined in accordance with the Board’s authorization, or

(iii)	in the event that the Common Shares are not listed for trading on the NYSE as of a relevant Date of Grant, an amount determined in accordance with standards adopted by the Board.

(k)	“Non-Employee Director” means a Director of the Company who is not a full-time employee of the Company or any Subsidiary.

(l)	“Nonqualified Stock Option” means Option Rights other than Incentive Stock Options.

(m)	“Optionee” means the optionee named in an agreement with the Company evidencing an outstanding Option Right.

(n)	“Option Price” means the purchase price payable on exercise of an Option Right.

(o)	“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4.

(p)	“Participant” means a person who is approved by the Board to receive benefits under this Plan and who is at the time an officer, executive, or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities, and also includes each Non-Employee Director.

(q)	“Restricted Shares” means Common Shares issued pursuant to Section 6 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in Section 6 has expired.

(r)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act (or any successor rule substantially to the same effect), as in effect from time to time.

(s)	“Spread” means the excess of the Market Value per Share of the Common Shares on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the related Option Right.

(t)	“Subsidiary” has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or in any successor rule substantially to the same effect).

      3. Shares Available Under the Plan. Subject to adjustment as provided in Section 8, the number of Common Shares that may be issued or transferred under this Plan upon the exercise of Option Rights or Appreciation Rights or as Restricted Shares and released from substantial risks of forfeiture thereof, may not exceed the sum of (i) 5 million and (ii) the number of Common Shares which remain available for issuance under this Plan immediately prior to the Effective Date. The aggregate number of Common Shares issued under this Plan upon the grant of Restricted Shares may not exceed the number of Common Shares which remain available for issuance under this Plan upon the grant of Restricted Shares immediately prior to the Effective Date. Shares issued under this Plan may be shares of original issuance or treasury shares or a combination of the foregoing. No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1.0 million Common Shares in any period of three fiscal years of the Company, subject to adjustment as provided in Section 8.

      4. Option Rights. The Board may from time to time authorize the grant to Participants of options to purchase Common Shares upon such terms and conditions as it may determine in accordance with the following provisions:

(a)	Each grant will specify the number of Common Shares to which it pertains and the term during which the rights granted thereunder will exist, which shall not exceed ten (10) years from the date of grant.

The aggregate number of Common Shares to which the grants to any Non-Employee Director in any fiscal year of the Company pertain shall not exceed 5,000 (subject to adjustment as provided in Section 8).

(b)	Each grant will specify an Option Price per share, which may not be less than the Market Value per Share as of the Date of Grant.

(c)	Each grant will specify whether the Option Price is payable (i) in cash, (ii) by the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares already owned by the Optionees (or other consideration authorized pursuant to Section 4(d)) having an actual or constructive value as of the time of exercise as determined by the Board or in accordance with the applicable agreement referred to in Section 4(i), equal to the total Option Price, or (iii) by a combination of such methods of payment.

(d)	The Board may determine, at or after the Date of Grant, that payment of the Option Price of any option (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are forfeitable or subject to restrictions on transfer, or other Option Rights (based on the Spread on the date of exercise). Unless otherwise determined by the Board at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this paragraph, the Common Shares received upon the exercise of the Option Rights will be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of (i) the number of shares surrendered in payment of the Option Price or (ii) the Spread of any unexercisable portion of Option Rights surrendered in payment of the Option Price.

(e)	Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the exercise date of some or all of the shares to which such exercise relates.

(f)	Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(g)	Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary which is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or other event.

(h)	Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Nonqualified Stock Options, or (iii) combinations of the foregoing.

(i)	Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to the Optionee and containing such terms and provisions as the Board may approve, except that in no event will any such agreement include any provision prohibited by the express terms of this Plan.

      5. Appreciation Rights. The Board may also authorize the grant to any Optionee (other than a Non-Employee Director) of Appreciation Rights in respect of Option Rights granted hereunder. An Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right or in accordance with the applicable agreement referred to in Section 5(f), to receive from the Company an amount, as determined by the Board, which will be expressed as a percentage of the Spread at the time of exercise. Each such grant will be in accordance with the following provisions:

(a)	Any grant may provide that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares, or in any combination thereof and may either grant to the Optionee or retain in the Board the right to elect among those alternatives. Any grant will specify the term during which the rights granted thereunder will exist, which shall not exceed ten (10) years from the Date of Grant.

(b)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board as of the Date of Grant. Any grant will specify an Appreciation Right price per share, which may not be less than the Market Value per Share as of the Date of Grant.

(c)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods and will provide that no Appreciation Right may be exercised except at a time when the related Option Right is also exercisable and at a time when the Spread is positive.

(d)	Any grant may specify that such Appreciation Right may be exercised only in the event of a Change in Control or other event.

(e)	Any grant may provide that, in the event of a Change in Control, then any such Appreciation Right will automatically be deemed to have been exercised by the Optionee, the related Option Right will be deemed to have been surrendered by the Optionee and will be canceled, and the Company forthwith upon the consummation thereof will pay to the Optionee in cash an amount equal to the Spread at the time of such consummation.

(f)	Each grant of Appreciation Rights will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to and accepted by the Optionee, which agreement will describe such Appreciation Rights, identify the related Option Rights, state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions as the Board may approve, except that in no event will any such agreement include any provision prohibited by the express terms of this Plan.

      6. Restricted Shares. The Board may also authorize the issuance or transfer of Restricted Shares to Participants (other than Non-Employee Directors) in accordance with the following provisions:

(a)	Each such issuance or transfer will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend, and other ownership rights, but subject to the substantial risk of forfeiture provided below.

(b)	Each such issuance or transfer may be made without additional consideration.

(c)	Each such issuance or transfer will provide that the Restricted Shares covered thereby will be subject, except (if the Board so determines) in the event of a Change in Control, to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, for a period to be determined by the Board at the Date of Grant; provided, however, that at least a portion of the Restricted Shares covered by such issuance or transfer will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of (i) at least one (1) year following the Date of Grant in the case of a performance-based grant of Restricted Shares, and (ii) at least three (3) years following the Date of Grant in the case of any grant of Restricted Shares that is not performance based.

(d)	Each such issuance or transfer will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed in or pursuant to the agreement referred to in Section 6(e) (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)	Each issuance or transfer of Restricted Shares will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to and accepted by the Participant and containing such terms and provisions as the Board may approve except that in no event will any such agreement include any provision prohibited by the express terms of the Plan. All certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares, which may be executed by any officer of the Company upon a determination by the Board that an event causing the forfeiture of the Restricted Shares has occurred.

      7. Transferability.

(a)	Except as provided in Section 7(b), no Option Right, Appreciation Right, or Restricted Share granted, issued, or transferred under this Plan will be transferable otherwise than (i) upon death, by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, as that term is defined in the Code or the rules thereunder Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder, or (iii) to a fully revocable trust of which the Optionee is treated as the owner for federal income tax purposes.

(b)	Notwithstanding the provisions of Section 7(a), Option Rights, Appreciation Rights, and Restricted Shares (including Option Rights, Appreciation Rights, and Restricted Shares granted, issued, or transferred under this Plan prior to the Effective Date) will be transferable by a Participant who at the time of such transfer is eligible to earn “Long-Term Incentive Awards” under the Company’s 1992 Incentive Bonus Plan, as amended (or any successor plan thereto) or is a Non-Employee Director, without payment of consideration therefor by the transferee, to any one or more members of the Participant’s Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant’s Immediate Family or to one or more partnerships in which the only partners are members of the Participant’s Immediate Family); provided, however, that (i) no such transfer will be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee will be subject to the same terms and conditions hereunder as the Participant.

(c)	The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6, will be subject to further restrictions on transfer.

      8. Adjustments. The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights or Appreciation Rights granted hereunder, in the prices per share applicable to such Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing; provided, however, that no such adjustment in the numbers of Common Shares covered by outstanding Option Rights or Appreciation Rights will be made unless such adjustment would change by more than 5% the number of Common Shares issuable upon exercise of Option Rights or Appreciation Rights; provided, further, however, that any adjustment which by reason of this Section 8 is not required to be made currently will be carried forward and taken into account in any subsequent adjustment. In the event of any such transaction or event, the Board may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 as the Board may determine is appropriate to reflect any transaction or event described in this Section 8.

      9. Fractional Shares. The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions and for the settlement of fractions in cash.

      10. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of a portion of such benefit.

      11. Administration of the Plan.

(a)	This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee or any subcommittee thereof.

(b)	The Board will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Plan. All such actions will be in the sole discretion of the Board, and when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Board of any provision of this Plan or of any agreement, notification, or document evidencing the grant of Option Rights, Appreciation Rights, or Restricted Shares, and any determination by the Board in its sole discretion pursuant to any provision of this Plan or of any such agreement, notification, or document will be final and conclusive. Without limiting the generality or effect of any provision of the Certificate of Incorporation of the Company, no member of the Board will be liable for any such action or determination made in good faith.

(c)	The provisions of Sections 4, 5, and 6 will be interpreted as authorizing the Board, in taking any action under or pursuant to this Plan, to take any action it determines in its sole discretion to be appropriate subject only to the express limitations therein contained and no authorization in any such Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Board.

(d)	The existence of this Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Board or the Company to take any other action, including in respect of the grant or award of any option, security, or other right or benefit, whether or not authorized by this Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.

      12. Amendments, Etc.

(a)	This Plan may be amended from time to time by the Board, but without further approval by the holders of a majority of the Common Shares actually voting on the matter at a meeting of the Company’s stockholders or such other approval as may be required by Rule 16b-3, no such amendment will (i) increase the maximum numbers of Common Shares or Restricted Shares issuable pursuant to Section 3 or the maximum number of Common Shares that may be subject to Option Rights or Appreciation Rights granted to any Participant in any period of three fiscal years of the Company (except that adjustments and additions authorized by this Plan will not be limited by this provision) or (ii) cause Rule 16b-3 to become inapplicable to this Plan or Option Rights, Appreciation Rights, or Restricted Shares granted, issued, or transferred hereunder during any period in which the Company has any class of equity securities registered pursuant to Section 13 or 15 of the Exchange Act.

(b)	The Board shall not, without further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price. Furthermore, no Option Right shall be canceled and replaced with awards having a lower Option Price without further approval of the shareholders of the Company. This Section 12(b) is intended to prohibit the repricing of “underwater” Option Rights and shall not be construed to prohibit the adjustments provided for in Section 8 of this Plan.

(c)	In case of termination of employment by reason of death, disability, or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 7(b), the Board may take such action as it deems equitable in the circumstances or in the best interests of the Company, including without limitation waiving or modifying any other limitation or requirement under any such award.

(d)	This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

(e)	To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right, but will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(f)	This Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. If any provision of this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

      13. Effectiveness. The amendment and restatement of this Plan set forth herein will not become effective unless the holders of a majority of the Common Shares present in person or by proxy at a meeting of the stockholders of the Company and entitled to vote generally in the election of directors approve the amendments to be effected hereby.

FEDERATED DEPARTMENT STORES, INC. OFFERS STOCKHOLDERS OF RECORD
THREE ALTERNATIVE MEANS OF VOTING PROXIES

Your telephone or Internet vote authorizes the trustee to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

This method of voting is available for residents of the United States and Canada. On a touch tone telephone, call TOLL FREE 1-877-381-4019, 24 hours a day, 7 days a week. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. The deadline for casting your vote is 5:00 p.m., Eastern Daylight Time on May 19, 2004.

INTERNET VOTING

Visit the Internet voting website at http://fds.com/vote. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. The deadline for casting your vote is 5:00 p.m., Eastern Daylight Time on May 19, 2004.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the postage-paid envelope. Federated must receive your executed proxy card by 5:00 p.m., Eastern Daylight Time, on May 19, 2004. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Votes must be indicated, as in example to the left, in Black or Blue ink.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, “FOR” ITEM 3 AND “AGAINST” ITEM 4.

1.	Election of Directors Nominees for a three-year term: Sara Levinson, Joseph Neubauer, Joseph A. Pichler and Karl M. von der Heyden.	FOR all nominees listed at left	WITHHOLD AUTHORITY to vote for all nominees listed at left	*EXCEPTIONS

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space below.)	☐	☐	☐
* Exceptions
		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants	☐	☐	☐
for the fiscal year ending January 29, 2005.

		FOR	AGAINST	ABSTAIN
3.	To amend Federated’s 1995 Executive Equity Incentive Plan to increase the number of shares of Federated’s common stock available for issuance under the plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	To act upon a stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.	☐	☐	☐

For purposes of the 2004 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box to the right.	☐	If you have a change of address, please indicate those changes on the information printed on this card and check the Change of Address Mark box to the right.	☐

Dated:	, 2004

Signature of Participant

Instructions
1.	Read the enclosed materials carefully.
2.	Unless voting by telephone or Internet, please complete and sign this instruction card, and return it promptly in the enclosed postage paid envelope.
3.	The tabulator is: Georgeson Shareholder Communications Inc. c/o Proxyco P.O. Box 1100 New York, NY 10269-0224

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

P
R
O
X
Y

FEDERATED DEPARTMENT STORES, INC.

To: J.P. Morgan Bank, as Trustee for the Federated Department Stores, Inc. Profit Sharing 401(k) Investment Plan.

I acknowledge receipt of this Letter to Stockholders, the Notice of Annual Meeting of Stockholders of Federated Department Stores, Inc. to be held on May 21, 2004, and the related Proxy Instructions.

As to my proportional interest in any stock of Federated registered in your name, you are directed as indicated on the reverse side as to the matters listed in the form of Proxy solicited by the Board of Directors of Federated.

I understand that if I sign this instruction card on the other side without otherwise indicating my voting instructions, it will be understood that I wish my proportional interest in the shares to be voted in accordance with the recommendations of the Board of Directors of Federated as to “FOR” all nominees listed in Item 1, “FOR” Item 2, “FOR” Item 3 and “AGAINST” Item 4.

If any such stock is registered in the name of your nominee, the authority and directions herein shall extend to such nominee.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

(Continued, and to be dated and signed, on the other side)

FEDERATED DEPARTMENT STORES, INC. OFFERS STOCKHOLDERS OF RECORD
THREE ALTERNATIVE MEANS OF VOTING PROXIES

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

This method of voting is available for residents of the United States and Canada. On a touch tone telephone, call TOLL FREE 1-877-381-4019, 24 hours a day, 7 days a week. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. The deadline for casting your vote is 5:00 p.m., Eastern Daylight Time on May 20, 2004.

INTERNET VOTING

Visit the Internet voting website at http://proxy.georgeson.com. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. The deadline for casting your vote is 5:00 p.m., Eastern Daylight Time on May 20, 2004.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the postage-paid envelope. Federated must receive your executed proxy card by 5:00 p.m., Eastern Daylight Time, on May 20, 2004. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Votes must be indicated, as in example to the left, in Black or Blue ink.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, “FOR” ITEM 3 AND “AGAINST” ITEM 4.

1.	Election of Directors Nominees for a three-year term: Sara Levinson, Joseph Neubauer, Joseph A. Pichler and Karl M. von der Heyden.	FOR all nominees listed at left	WITHHOLD AUTHORITY to vote for all nominees listed at left	*EXCEPTIONS

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space below.)	☐	☐	☐
* Exceptions
		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants	☐	☐	☐
for the fiscal year ending January 29, 2005.

		FOR	AGAINST	ABSTAIN
3.	To amend Federated’s 1995 Executive Equity Incentive Plan to increase the number of shares of Federated’s common stock available for issuance under the plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	To act upon a stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.	☐	☐	☐

For purposes of the 2004 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box to the right.	☐	If you have a change of address, please indicate those changes on the information printed on this card and check the Change of Address Mark box to the right.	☐

Unless voting by telephone or Internet, this proxy should be dated, signed by the stockholder as his or her name appears hereon, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Dated:	, 2004

Signature of Stockholder

Signature of Stockholder

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

P
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O
X
Y

FEDERATED DEPARTMENT STORES, INC.

Proxies Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders on May 21, 2004

The undersigned holder of shares of Common Stock of Federated hereby appoints Earl G. Graves, Sr. and Craig E. Weatherup, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of Federated to be held at its corporate offices located at 7 West Seventh Street, Cincinnati, Ohio, 45202 at 11:00 a.m., Eastern Daylight Time, on Friday, May 21, 2004, and at any and all postponements and adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, “FOR” ITEM 3 AND “AGAINST” ITEM 4, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES IN RESPECT OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

(Continued, and to be dated and signed, on the other side)